                                                                   EXHIBIT 10.11

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into this 27th day of February, 2000, by and among MILWAUKEE PCS LLC, a Delaware limited liability company ("Buyer"), MILWAUKEE ACQUISITION SUBSIDIARY, INC., a Delaware corporation ("Acquisition Sub"), KAILAS J. RAO ("Rao") and INDUS, INC., a Wisconsin corporation d/b/a Industar Digital PCS ("Indus" and together with the Buyer, the Acquisition Sub and Rao, the "Parties" and each a "Party").

                                    RECITALS

      WHEREAS, Indus has been granted the PCS License attached as Exhibit A for the Milwaukee BTA (the "PCS License"); and

      WHEREAS, Rao is the holder of all of the issued and outstanding Class A Common Stock of Indus.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the promises and to mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      For purposes of this Agreement:

      "Acquisition Sub" has the meaning set forth in the preamble.

      "Affiliate" means, with respect to Indus, Kailas J. Rao and Becky Rao and, with respect to any other Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the term "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

      "Agreement" means this Agreement and Plan of Merger, as the same may be amended, modified or supplemented in accordance with the terms hereof.

      "Articles of Merger" means the Articles of Merger in the form attached hereto as Exhibit B-1 and Exhibit B-2, to be filed in accordance with Section 2.2.

      "Assets" includes the following, as set forth in greater detail on Schedules 5.9(a), 5.9(c) and 5.10(a):

            (a) the PCS License and all other permits and licenses;


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

            (b) the towers, antennas, computer hardware and software, cabling, switches, radios and radio transmission and recovery equipment transmission lines, air conditioning units, shelters and other fixtures owned or leased by Indus;

            (c) the Leases;

            (d) the Indus Agreements;

            (e) all prepaid property taxes, prepaid rent and other prepaid expenses and deposits of Indus relating to the development of a PCS system in the Milwaukee BTA;

            (f) all rights and benefits obtained by Indus in respect of microwave clearing of the frequencies covered by the PCS License;

            (g) all cash on hand, cash equivalents, and accounts receivable; and

            (h) all other assets, real and personal, tangible and intangible including, without limitation, those reflected on the Most Recent Balance Sheet.

      "AT&T Sub" means AT&T Milwaukee JV, Inc., a Delaware corporation.

      "Benefit Arrangement" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) or any other benefit that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by Indus or any of its Affiliates, and (iii) covers any Employee or former employee of Indus.

      "Bridge Note" means that certain Promissory Note (Multiple Advances) dated December 22, 1999 in the amount of $5,000,000 payable by Indus to the order of Wireless.

      "BTA" means the unit of division (of which there are four hundred ninety-three (493)) for the United States of America, devised by Rand McNally, as modified by the FCC, based upon geography, population and other factors, which units form the basis for the auction by the FCC of a portion of the Licenses for PC5 Systems for Basic Trading Areas, as defined by the FCC.

      "Business Day" means any day other than a Saturday, Sunday or a legal holiday in New York, New York or any other day on which commercial banks in New York, New York are authorized by law or governmental decree to close.

      "Buyer" has the meaning set forth in the preamble.

      "Claim" has the meaning set forth in Section 8.4(a).


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

      "Class A Common Stock" means the issued and outstanding Class A Common Stock, par value $.01, of Indus.

      "Class A Merger Consideration" has the meaning set forth in Section
2.2(e).

      "Class B Common Stock" means the issued and outstanding Class B Common Stock, par value $.01, of Indus.

      "Class B Merger Consideration" has the meaning set forth in Section
2.2(e).

      "Closing" has the meaning set forth in Section 3.1.

      "Closing Date" has the meaning set forth in Section 3.1.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any and all information that is not publicly available regarding the business, finances, operations, products, services and customers of the Person specified and its Affiliates, in written or oral form or in any other medium.

      "Consents" means all consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the Parties to consummate the Transactions and for Acquisition Sub or the Buyer to operate its business after the Closing Date as currently contemplated.

      "Designated Purchaser" has the meaning set forth in Section 10.4.

      "DGCL" has the meaning set forth in Section 2.1.

      "Dissenting Share" means any Indus Share with respect to which the Stockholder thereof has exercised and perfected his/her/its appraisal rights under the WBCL.

      "Effective Date" has the meaning set forth in Section 2.2.

      "Employees" means the employees of Indus as of the date hereof.

      "Employee Plan" means any "employee benefit plan," as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Indus, and (iii) covers any Employee or former employee of Indus.

      "Employment Contracts" has the meaning set forth in Section 5.21(a).

      "Environmental Claim" means any claim, order, investigation, action, suit, proceeding, injunction, demand or violation of any Environmental Law or liability under any Environmental Law or liability under common law with respect to pollution and/or protection of human health and/or the environment (including any release, emission, discharge, presence or disposal of any Materials of Environmental Concern), including any claim, order investigation, action, suit, proceeding, injunction, demand or violation with respect to health effects to persons, personal injury, investigation and cleanup costs, property damage and/or damage to natural resources


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

brought or alleged by any Governmental Authority or other Person, and any written notice advising Indus of any of the foregoing.

      "Environmental Laws" means the Comprehensive Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C.ss. 9601 et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C.ss.6901 et seq.) and/or the Toxic Substances Control Act (15 U.S.C.ss. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.ss. 136 et seq.), the Clean Air Act (42 U.S.C.ss. 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C.ss.1251 et seq.), the Safe Drinking Water Act (42 U.S.C.ss. 300f et seq.), the Oil Pollution Act of 1990 (33 U.S.C.ss.ss.2701-2761) and/or the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C.ss.ss.11001-11050) including any amendments or extensions thereof; and all other applicable Laws relating to pollution and/or the protection of human health and/or the environment, including those relating to reporting, licensing, permitting, investigating, removing or remediating Materials of Environmental Concern.

      "Excess Expenses" has the meaning set forth in Section 10.15.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "FCC" means the Federal Communications Commission or similar regulatory authority established in replacement thereof.

      "FCC Debt" means the outstanding balance (including principal and suspended and accrued interest) of approximately Sixty Million Dollars ($60,000,000) due to the United States Department of the Treasury incurred in connection with Indus' acquisition of the PCS License, plus all accrued interest and other obligations incident to license ownership payable through the FCC-Sanctioned Cost Clearing House, if any, attributable to the PCS License, as of the Closing Date, as well as any payment obligation imposed by the FCC as a condition of its approval of the transfer of the PCS License to the Buyer, Acquisition Sub, or the Designated Purchaser, including any unjust enrichment penalty imposed pursuant to 47 CFR ss. 1.2111. A copy of the promissory note evidencing the FCC Debt and the related security agreement is attached as Exhibit C hereto.

      "FCC Law" means the Communications Act of 1934, as amended, including as amended by the Telecommunications Act of 1996, and the rules, regulations and policies promulgated thereunder.

      "Final Order" has the meaning set forth in Section 7.1(b).

      "Financial Statements" has the meaning set forth in Section 5.14.

      "Governmental Authority" means a federal, state, local or foreign court, legislature, governmental agency, commission or regulatory or administrative authority or instrumentality.

      "Holdback Agreement" has the meaning set forth in Section 2.3(e).

      "Holdback Funds" has the meaning set forth in Section 2.3(a).


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

      "HNS Agreements" means any and all agreements, contracts, or commitments entered into by and between Indus and Hughes Network Systems or its Affiliates or any participations therein, including (i) that certain Hughes Maintenance Agreement by and between Indus and Hughes Network Systems dated November 6, 1997, as amended; (ii) that certain Hughes Master Supply Contract by and between Indus and Hughes Network Systems dated November 6, 1997, as amended; (iii) that certain Credit Agreement by and between Indus and Hughes Network Systems dated November 6, 1997, as amended; (iv) that certain Promissory Note by Indus in favor of Hughes Network Systems dated December 18, 1997; and (v) that certain Participation Agreement by and between Alcatel and Hughes Network Systems dated November 6,1997.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Indemnified Party" has the meaning set forth in Section 8.4(a).

      "Indemnifying Party" has the meaning set forth in Section 8.4(a).

      "Indus" has the meaning set forth in the preamble.

      "Indus Agreements" has the meaning set forth in Section 5.10.

      "Indus Interim Management Agreement" has the meaning set forth in the Organizational Agreement.

      "Indus Investment Agreement" has the meaning set forth in Section 5.2.

      "Indus Material Adverse Effect" means a material adverse effect on (i) the PCS License, the Assets or liabilities of Indus (exclusive of any effect primarily caused by the actions or decisions of Wireless as manager pursuant to the Indus Interim Management Agreement) or actions or omissions approved by Wireless, the Buyer, or the Designated Purchaser or (ii) the Transactions.

      "Indus' Knowledge" means, with respect to any of the representations, warranties and covenants of Indus, the knowledge of Rao, Terry O'Reilly, R. Scott Miswald, Charles Bale, Terry Kyne and James Kommer.

      "Indus Shares" has the meaning set forth in Section 5.2.

      "IRS" means the Internal Revenue Service.

      "Intellectual Property" means and includes all patents, trademarks, service marks, trade names, copyrights, mask works, inventions, processes, trade secrets and know-how, including all such rights in software and any documentation relating to the manufacture, marketing, installation, service and operation of products.

      "Investments" has the meaning set forth in Section 5.24.


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

      "Law" means applicable common law and any applicable statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

      "Leased Property" means (i) any real property or facility presently or previously leased to Indus by any Person; (ii) any real property or facility presently or previously operated for Indus or any of its predecessors in interest by any Person; and (iii) any real property or facility presently or previously used or occupied by Indus or any of its predecessors in interest.

      "Leases" has the meaning set forth in Section 5.9(c).

      "License" means a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, to transact an activity or business, to construct a tower or to use an asset or process, in each case issued or granted by a Governmental Authority.

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

      "Losses" has the meaning set forth in Section 8.2.

      "Materials of Environmental Concern" means any substance: (a) the presence of which requires investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste," "hazardous substance," "hazardous material," toxic substance, pollutant or contaminant under any Environmental Law; (c) which is identified under any Environmental Law as toxic, explosive, corrosive, flammable, ignitable, reactive, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes restricted or regulated by any Governmental Authority; or (d) which includes or contains gasoline, diesel fuel or other petroleum hydrocarbons or byproducts.

      "Maximum Transaction Tax Amount" shall have the meaning set forth in
Section 4.7(c).

      "Merger" has the meaning set forth in Section 2.1.

      "Merger Consideration" means the Class A Merger Consideration, Class B Merger Consideration and Preferred Stock Consideration.

      "Most Recent Balance Sheet" has the meaning set forth in Section 5.14.

      "Most Recent Fiscal Year End' has the meaning set forth in Section 5.14.

      "Most Recent Financial Statement" has the meaning set forth in Section
5.14.

      "Organizational Agreement" means that certain Organizational Agreement of even date herewith by and among Rao, Indus, Buyer, Wireless and AT&T Sub.


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

      "PCS" means Personal Communications Services as described in, or authorized under, Part 24 of the rules of the FCC, and which may be provided as a result of obtaining the PCS License under FCC Law.

      "PCS License" has the meaning set forth in the recitals.

      "PCS License Assignment" has the meaning set forth in Section 4.1(d)(i).

      "Paying Agent" has the meaning set forth in Section 2.3(a).

      "Payment Fund" has the meaning set forth in Section 2.3(a).

      "Permitted Liens" has the meaning set forth in Section 5.9(a).

      "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Authority, business trust, unincorporated organization, or other legal entity.

      "Preferred Stock" means the 6.50% Convertible Preferred Stock, Series A of Indus.

      "Preferred Stock Consideration" has the meaning set forth in Section
2.2(e).

      "Rao" has the meaning set forth in the preamble.

      "Rao Liabilities" has the meaning set forth in Section 3.3.

      "Rao Notes" has the meaning set forth in Section 3.3.

      "Related Agreements" means the Organizational Agreement, the Indus Interim Management Agreement the Holdback Agreement and each of the other instruments, documents, certificates and agreements required or contemplated to be executed, delivered and performed by a Party hereunder and thereunder to which such Party is or will be a Party.

      "Representatives" has the meaning set forth in Section 4.2(a).

      "Returns" means all returns, reports, statements, schedules, notices, forms or other documents or information required to be filed with any Governmental Authority by, or with respect to, Indus, in connection with the determination, assessment, collection or payment of any Tax.

      "Search Results" has the meaning set forth in Section 4.4.

      "Section 8.2 Indemnified Party" has the meaning set forth in Section 8.2.

      "Section 8.3 Indemnified Party" has the meaning set forth in Section 8.3.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Stockholders" means the holders of record of capital stock of Indus.


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      "Stub Period" has the meaning set forth in Section 4.7(b).

      "Surviving Corporation" has the meaning set forth in Section 2.1.

      "Subsidiary" means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power or the voting equity securities or equity interests is owned, directly or indirectly, by such Person.

      "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means any federal, state, local, or foreign income, gross receipts, business, occupation, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Proceeding" has the meaning set forth in Section 4.7(d).

      "Third-Party Proposal" has the meaning specified in Section 4.5(a).

      "Transactions" means the transactions contemplated by this Agreement.

      "WBCL" has the meaning set forth in Section 2.1.

      "Wireless" means AT&T Wireless Services, Inc., a Delaware corporation.

      When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Unless the context otherwise requires, the terms defined hereunder shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of a gender herein shall be deemed to include the neuter, masculine and feminine genders whenever necessary or appropriate. Whenever the word "herein" or "hereof" is used in this Agreement, it shall be deemed to refer to this Agreement and not to a particular Section of this Agreement unless expressly stated otherwise.

                                   ARTICLE II
                                     MERGER

      2.1 Merger. Subject to the terms and conditions hereof and the requirements of all applicable Laws, including FCC Law, and pursuant to the Wisconsin Business Corporation Law ("WBCL") and the General Corporation Law of the State of Delaware ("DGCL"), and in reliance upon the representations, warranties, covenants and agreements herein contained, on the Effective Date, Indus shall be merged with and into Acquisition Sub (the "Merger"). From and after the Effective Date, Acquisition Sub shall be the surviving corporation (the "Surviving


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

Corporation"), which shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Indus shall thereupon cease.

      2.2 Effect of Merger.

            (a) General. The Merger shall become effective at the time (the "Effective Date") the Acquisition Sub and Indus file Articles of Merger with the Department of Financial Institutions of the State of Wisconsin in the form attached hereto as Exhibit B-1 and Articles of Merger with the Secretary of the State of Delaware in the form attached hereto as Exhibit B-2. The Merger shall have the effect set forth in the WBCL and DGCL. The foregoing merger filings shall be made simultaneously with or as soon as practicable after the Closing contemplated by this Agreement. The Surviving Corporation may, at any time after the Effective Date, take any actions (including executing and delivering any document) in the name and on behalf of either Acquisition Sub or Indus in order to carry out and effectuate the Transactions.

            (b) Articles of Incorporation. The Articles of Incorporation of Acquisition Sub shall be those of the Surviving Corporation without modification or amendment.

            (c) Bylaws. The Bylaws of Acquisition Sub shall be those of the Surviving Corporation without modification or amendment.

            (d) Directors and Officers. The directors and officers of the Acquisition Sub shall continue to be the directors and officers of the Surviving Corporation at and as of the Effective Date (retaining their respective positions and terms of office).

            (e) Conversion of Indus Shares. At and as of the Effective Date, (A) each share of Class A Common Stock of Indus shall be converted into the right to receive an amount (the "Class A Merger Consideration") equal to Two and Six-and-Two-Thirds Hundredths Dollars ($2.06 2/3) in cash; (B) each share of Class B Common Stock of Indus (other than any Dissenting Shares) shall be converted into the right to receive an amount (the "Class B Merger Consideration") equal to Five Dollars ($5.00) in cash; (C) each share of Preferred Stock (other than any Dissenting Shares) shall be converted into the right to receive an amount (the "Preferred Stock Consideration") equal to One Thousand Twenty-Seven and Seventy-Eight Hundredths Dollars ($1,027.78); and (D) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation in accordance with the WBCL; provided, however, that the Class A Merger Consideration, Class B Merger Consideration and Preferred Stock Consideration shall each be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of outstanding shares of Class A Common Stock, Class B Common Stock and Preferred Stock, respectively. No Indus Share shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2.2(e) after the Effective Date.

      2.3 Procedure for Payment.

            (a) Immediately after the Effective Date, the Buyer will cause the Surviving Corporation to furnish to the third party paying agent designated by the Buyer (the "Paying Agent") an amount (the "Payment Fund") equal to the Merger Consideration less (i) Three Million Five Hundred Thousand Dollars ($3,500,000) of the Class A Merger Consideration (the


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

"Holdback Funds") and (ii) amounts which need to be withheld pursuant to Section 1445 of the Code, if any, from the Merger Consideration for those Stockholders listed in Schedule 5.17(j). Promptly thereafter, the Buyer will cause the Paying Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Indus Shares (other than Dissenting Shares) for the holder to use in surrendering the certificates which represented his, her or its Indus Shares against payment of the Merger Consideration. No interest will accrue or be paid to the holder of any outstanding Indus Shares. The Buyer shall have no obligation to pay any amounts of Merger Consideration hereunder beyond the Payment Fund and the Holdback Funds as provided in Section 2.3(e).

            (b) The Buyer may cause the Paying Agent to invest the Payment Fund in one or more interest bearing accounts; provided, however, that the terms and conditions thereof shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any interest accrued on the Payment Fund.

            (c) The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any accrued interest thereon) remaining six (6) months after the Effective Date, and thereafter all former Stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

            (d) The Buyer shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

            (e) The Holdback Funds shall be released in accordance with the Holdback Agreement attached hereto as Exhibit D (the "Holdback Agreement").

      2.4 Books and Records. On the Effective Date, Indus shall deliver to Buyer all books, contracts, and records of Indus.

      2.5 Closing of Transfer Records. After the close of business on the Closing Date, transfers of Indus Shares outstanding prior to the Effective Date shall not be made on the stock transfer books of Indus.

      2.6 Allocation of the Merger Consideration. The Parties shall agree upon an allocation of the Merger Consideration prior to the Closing Date. The Parties shall report the transaction as an asset acquisition by the Buyer consistently with the allocation as provided for in this Section 2.6 on all Tax Returns (including IRS Form 8594, Asset Acquisition Statement).

                                   ARTICLE III
                                     CLOSING

      3.1 Time and Place of Closing. Upon the terms and subject to the conditions hereof, the closing of the Transactions (the "Closing") shall take place at the offices of Riddell Williams, P.S., 1001 Fourth Avenue Plaza, Suite 4500, Seattle, Washington 98154, at 10:00 a.m. local time on the third (3rd) Business Day following the date of receipt of the last Consent required by subsections (a) through (d) of Section 7.1, or at such other place and/or time and/or on such other date as the Parties may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VII (the "Closing Date").

      3.2 Closing Actions and Deliveries. Upon the terms and subject to the satisfaction or waiver by the appropriate Party, if applicable, of the conditions set forth in Article VII, to effect the Merger and the payment of the Merger Consideration in consideration therefor, the Parties shall on the Closing Date take the following actions:

            (a) Rao shall execute and deliver to the Buyer the Holdback Agreement and shall direct Wireless to deliver to the Buyer the Rao Notes, and pay to Indus the amounts owed by Rao to Indus reflected on Schedule 5.27.

            (b) Indus shall execute and deliver or cause to be executed and delivered to the Buyer:

                  (i) Articles of Merger in the forms attached as Exhibit B-1 and B-2;

                  (ii) the opinion of Foley & Lardner, counsel to Indus, dated the Closing Date and addressed to the Buyer in form and substance reasonably acceptable to the Buyer and otherwise as customarily provided in similar transactions;

                  (iii) the opinion of Willkie Farr & Gallagher, FCC counsel to Indus, dated the Closing Date and addressed to the Buyer relating to the PCS License and FCC matters in form and substance reasonably acceptable to the Buyer and otherwise as customarily provided in similar transactions;

                  (iv) a certificate signed by Rao and Terry O'Reilly as officers of Indus, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 7.2(a) and 7.2(b) and that all of the conditions precedent to the obligations of Indus hereunder have been waived by Indus or satisfied;

                  (v) a certificate signed by Rao and Terry O'Reilly as officers of Indus, dated the Closing Date, certifying as to (A) the resolutions adopted by Indus duly authorizing the execution, delivery and performance of this Agreement by Indus and the execution and delivery by Indus of all Related Agreements to which it is party, (B) the signatures of the Persons who have been authorized to execute and deliver on behalf of Indus this Agreement and any Related Agreements to which it is party, and (C) the Articles of Incorporation and By-laws of Indus, in each case as amended as of the Closing Date;

                  (vi) a certificate of corporate status of Indus from the Department of Financial Institutions of Wisconsin, dated no earlier than thirty
(30) days prior to the Closing Date;

                  (vii) all Consents set forth on Schedule 5.3 which are designated as material therein except consents required by the HNS Agreements;

                  (viii) the Search Results, as set forth in Section 4.4, together with all releases and satisfaction pieces required to release the Liens on the Assets shown in the Search Results (other than Permitted Liens);

                  (ix) those estoppel certificates that Indus has obtained from landlords, licensors or lessors under the Leases pursuant to Section 4.6; and

                  (x) all such other documents and instruments as the Buyer or its counsel may reasonably request in order to consummate the Transactions.

            (c) The Buyer shall execute and deliver or cause to be executed and delivered to Rao the Holdback Agreement and shall pay or cause the Rao Liabilities to be paid in accordance with Section 3.3.

            (d) The Buyer shall execute and deliver or cause to be executed and delivered the following to Indus:

                  (i) the opinion of Riddell Williams, P.S., counsel to the Buyer or Designated Purchaser's counsel dated the Closing Date, addressed to Indus and substantially in form and substance reasonably acceptable to Indus and otherwise as customarily provided in similar transactions;

                  (ii) a certificate of an officer of each of the Buyer and Acquisition Sub, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 7.3(a) and 7.3(b) and that all of the conditions precedent to the obligations of the Buyer hereunder have been waived by the Buyer or satisfied;

                  (iii) a certificate of an officer of each of the Buyer and Acquisition Sub, dated the Closing Date, certifying as to (I) the resolutions adopted by the Buyer and Acquisition Sub, duly authorizing the execution, delivery and performance of this Agreement by the Buyer and Acquisition Sub and the execution and delivery by the Buyer and Acquisition Sub of all Related Agreements to which each of them is party, and (II) the signatures of the Persons who have been authorized to execute and deliver on behalf of the Buyer and Acquisition Sub this Agreement;

                  (iv) good standing certificates of the Buyer and Acquisition Sub from the Secretary of State of the State of Delaware, dated no earlier than ten (10) days prior to the Closing;

                  (v) all such other documents and instruments as Indus or its counsel may reasonably request in order to consummate the Transactions.

            (e) The Buyer shall pay or cause the Payment Fund to be paid to the Paying Agent.

            (f) The Buyer shall pay or cause to be paid the dividends accrued on the Preferred Stock to the Closing at the rate specified in the Restated Articles of Incorporation of Indus as amended to date.

      3.3 Rao Liabilities. The Buyer shall cause Indus on and as of the Closing Date, and provide Indus with the necessary funds to pay the amounts owed by Indus to Rao reflected on the Most Recent Balance Sheet, which consist of principal and interest payable by Indus to Rao pursuant to (a) that certain Multiple Advance Promissory Note in the amount of Three Million Dollars ($3,000,000) (undated); (b) that certain Promissory Note dated July 25, 1999 in the amount of Two Million Three Hundred Thousand Dollars ($2,300,000) and (c) that certain Promissory Note dated September 25, 1999 in the amount of Four Hundred Eighty-Six Thousand Four Hundred Thirty-Three Dollars ($486,433) (collectively, the "Rao Notes"), together with additional interest accrued from December 31, 1999 to the Closing in accordance with the terms of the Rao Notes (collectively, the "Rao Liabilities"). Upon the foregoing payment of the Rao Liabilities, Rao shall deliver all Rao Promissory Notes to the Buyer marked "cancelled," and neither Indus nor the Surviving Corporation shall have any further liability or obligation to Rao except as expressly provided in this Agreement or the Organizational Agreement.

      3.4 HNS Agreements. Following the Effective Date, the Buyer, Acquisition Sub or the Designated Purchaser will pay to the person entitled thereto any and all amounts determined to be owing by Indus, its successors or assigns under the HNS Agreements, any judgments or arbitration awards for such amounts and the related legal fees and other expenses incurred by the Buyer, Acquisition Sub, or the Designated Purchaser.

                                   ARTICLE IV
                                    COVENANTS

      4.1 Consummation of Transactions. Each Party shall use all its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with Law to carry out all of their respective obligations under this Agreement to consummate the Transactions, which efforts shall include the following:

            (a) The Parties shall use their best efforts to cause the Closing to occur and the Transactions to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing and as more specifically set forth in Section 4.1(d)(i), to obtain all necessary Consents including the approval of this Agreement and the Transactions by all Governmental Authorities and third parties (exclusive of consents relating to the HNS Agreements) and to make all filings with and to give all notices to third parties which may be necessary or reasonably required in order for the Parties to consummate the Transactions, and, in the case of Indus, to promptly obtain the approval of the Transactions by its Board of Directors and Stockholders; provided, however, that no filings shall be made with Governmental Authorities unless approved in advance by the Buyer, which approval will not be unreasonably withheld.

            (b) Each Party shall furnish to the other Party all information concerning such Party and its Affiliates reasonably required for inclusion in any application or filing to be made by Indus or the Buyer or any other Party in connection with the Transactions or otherwise to comply with applicable FCC Law.

            (c) Upon the request of another Party, each Party shall forthwith execute and deliver, or cause to be executed and delivered, such further instruments of assignment, transfer, assumption, conveyance, endorsement, direction or authorization and other documents as may reasonably be requested by such Party in order to effectuate the purposes of this Agreement.

            (d) Each Party covenants and agrees from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

                  (i) It is understood that the Closing is subject to prior approval of the FCC and may be subject to the prior approval of one or more state regulatory commissions. The Parties shall use their best efforts to file with the FCC and any relevant state agency or agencies, as soon as practicable following the date of execution hereof, a joint application requesting the approval of the assignment of the PCS License by Indus to the Buyer, Acquisition Sub or the Designated Purchaser as contemplated by this Agreement (the "PCS License Assignment"). Each of the Parties hereto shall diligently take or cooperate in the taking of all steps which are necessary or appropriate to expedite the prosecution and favorable consideration of such applications; provided, that Indus shall make no filings without the express prior consent of the Buyer, which consent shall not be unreasonably withheld. The Parties covenant and agree to undertake all actions reasonably requested by the FCC or other regulatory authority and to file such material as shall be necessary or required to obtain any necessary waivers or other authority from the FCC or such state agency or agencies in connection with the foregoing applications. The Buyer and Acquisition Sub, or Designated Purchaser respectively agree to bear the expense of any payments to the United States Treasury that may be required as a condition to the FCC's approval of PCS License Assignment to the Buyer, Acquisition Sub, or the Designated Purchaser, including any unjust enrichment penalty imposed pursuant to 47 CFR ss. 1.2111 of the FCC Law.

                  (ii) As soon as practicable following the date of execution hereof, the Parties shall file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, any and all reports and notifications required to be filed under the HSR Act or other Law; provided, that Indus shall make no filings without the express prior consent of the Buyer, which consent shall not be unreasonably withheld. The Buyer shall pay any fee under the HSR Act relating to the Transactions, if any HSR Act filing is required.

      4.2 Confidentiality.

            (a) Each Party shall, and shall cause each of its Affiliates, and its and their respective shareholders, members, managers, directors, officers, employees and agents (collectively, "Representatives") to keep secret, and retain in strictest confidence, any and all Confidential Information relating to any other Party that it receives in connection with the negotiation or performance of this Agreement, and shall not disclose such Confidential Information, and shall cause its Affiliates and Representatives not to disclose such Confidential Information, to anyone except the receiving Party's Affiliates and Representatives and any other Person that agrees in writing to keep in confidence all Confidential Information in accordance with the terms of this
Section 4.2. Until the Closing, each Party agrees to use Confidential Information received from another Party only to pursue the Transactions, but not for any other purpose. All tangible embodiments of Confidential Information furnished pursuant to this Agreement shall be returned promptly to the Party to whom it belongs upon request by such Party.

            (b) The obligations set forth in Section 4.2(a) shall not apply to Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by the receiving Party or its Affiliates or Representatives, (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure to the receiving Party, or (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the providing Party or its agents, provided that such source is not known by the receiving Party to be bound by a confidentiality agreement with the providing Party or the providing Party's agents. In addition, from and after the Closing the obligations set forth in Section 4.2(a) shall not apply to the Buyer or its Affiliates or its or their Representatives with respect to Confidential Information relating to Indus.

            (c) To the fullest extent permitted by Law, if a Party or any of its Affiliates or Representatives breaches, or threatens to commit a breach of, this
Section 4.2, the Party whose Confidential Information shall be disclosed, or threatened to be disclosed, shall have the right and remedy to have this Section
4.2 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that monetary damages will not provide an adequate remedy to such Party. Indus agrees that it will not seek, and hereby waives any requirement for, the security or posting of a bond or proving actual damages in connection with the Buyer's seeking or obtaining such relief. Nothing in this
Section 4.2 shall be construed to limit the right of any Party to collect monetary damages in the event of a breach of this Section 4.2.

            (d) Anything else in this Agreement notwithstanding, each Party shall have the right to disclose any information, including Confidential Information of the other Party: (i) to the disclosing Party's Affiliates and Representatives; (ii) in any filing with any Governmental Authority or any disclosure to a trustee of public debt of a Party to the extent that the disclosing Party determines in good faith that it is required by Law or the terms of such debt to do so; provided, that any such disclosure shall be as limited in scope as possible and shall be made only after giving the other Party as much notice as practicable of such required disclosure and an opportunity to contest such disclosure if possible; (iii) as required by its existing or potential lending sources (such lending sources to acknowledge that any such Confidential Information disclosed to them is subject to the provisions hereof);
(iv) as required to enforce its rights under this Agreement; or (v) as required to obtain the Consents specified in Sections 7.1(a) through (d).

      4.3 Covenants of Indus. From and after the execution and delivery of this Agreement to and including the Closing Date, and except as expressly contemplated hereunder or under the Related Agreements or primarily caused by the actions or omissions of Wireless as manager pursuant to the Indus Interim Management Agreement, Indus shall:

            (a) Without the Buyer's prior consent, which consent may be withheld in the Buyer's sole discretion, not (i) sell, transfer, assign or dispose of, or offer to, or enter into any agreement, arrangement or understanding to, sell, transfer, assign or dispose of any of its material Assets or any interest therein, or negotiate therefor, or (ii) create, incur or suffer to exist any Lien of any nature whatsoever relating to any of Indus' Assets or any interest therein (other than Permitted Liens);

            (b) Deliver to the Buyer copies of all environmental assessment reports, if any, that it has in its possession covering any real property that is leased pursuant to any Lease;

            (c) Give notice to the Buyer promptly upon the commencement of, or upon obtaining knowledge of, any facts that would reasonably be expected to give rise to a threat of, any claim, action or proceeding commenced against or relating to Indus or the Transactions contemplated by this Agreement (including the PCS License Assignment) and which would reasonably be expected to have an Indus Material Adverse Effect;

            (d) Give notice to the Buyer promptly of (i) any event, condition or state of facts known to Indus, which has had or would reasonably be expected to have an Indus Material Adverse Effect or which causes or is likely to cause a breach of any of Indus' representations and warranties hereunder, (ii) any claim, action or proceeding which seeks to delay, enjoin, prevent or interfere with the consummation of the Transactions, and (iii) any event, occurrence, transaction or other item that would have been required to have been disclosed on any Exhibit or Schedule delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof (disclosure by Indus pursuant to this Section 4.3(f) shall not be deemed to amend or supplement the Exhibits or Schedules hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant hereunder);

            (e) Except for the HNS Agreements, use commercially reasonable efforts to preserve its relationships with all parties to the Indus Agreements and to perform in all respects all of its payment obligations under the Indus Agreements according to the terms and conditions thereof, provided that Indus receives funds loaned by the Buyer or Designated Purchaser sufficient to pay the same;

            (f) Not fail to pay when due any liability or obligations that, if unpaid, would become a Lien upon any of the Assets, provided that Indus receives funds loaned by the Buyer or Designated Purchaser sufficient to pay the same;

            (g) Obtain the Consents to the Transactions set forth on Schedule
5.3 which are designated as material therein except Consents required by the HNS Agreements;

            (h) Comply with all of the terms and conditions of the Indus Interim Management Agreement;

            (i) Without the prior consent of the Buyer, which consent may be withheld in the Buyer's sole discretion: (i) issue any additional capital stock or other equity other than pursuant to the conversion of currently outstanding Preferred Stock, (ii) incur any additional debt for borrowed money other than pursuant to the Bridge Note and in accordance with the Indus Interim Management Agreement, (iii) pay any liabilities of Indus or other amounts other than in accordance with the Bridge Loan and the Indus Interim Management Agreement, (iv) modify, amend, cancel, breach or terminate any existing agreement material to its business or waive any rights of material value thereunder, (v) enter into any new agreement, contract or commitment, (vi) set aside or pay any distribution to any of the Stockholders or redeem, purchase or otherwise acquire any of the equity interests in Indus (other than the Preferred Stock pursuant to Section 4.10 and payment of the dividends on the Preferred Stock, for which, as of the date hereof no more than Thirty-Five Thousand Dollars ($35,000) is outstanding and payable), or (vii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.5 below;

            (j) Provide the Buyer and its Representatives with full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Indus, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Indus for purposes of the Buyer's due diligence review;

            (k) Obtain from the holders of each of the options, and any rights in, or to acquire, any of the capital stock of Indus (including those set forth on Schedule 5.2(b), but not including any warrant holders listed therein or pursuant to Section 5.18 of that certain Credit Agreement by and between Indus and Hughes Network Systems dated November 6, 1997), other than the holders of the Class A Common Stock, Class B Common Stock and Preferred Stock disclosed on
Schedule 5.2(a), written confirmation of the termination of any such options and rights, in form and substance satisfactory to, and otherwise on terms acceptable to, the Buyer.

            (l) Comply with all applicable Laws relating to the PCS License and its Assets and their use; and

            (m) Maintain the PCS License in full force and effect, provided that Indus receives sufficient funds to make required payments under the FCC Debt, and otherwise keep substantially intact its assets, physical facilities, and relationships with lessors and licensors, and Employees;

      4.4 Lien Searches. Indus shall deliver to the Buyer UCC, tax and judgment lien search reports issued by all applicable jurisdictions with respect to Indus (the "Search Results") dated no earlier than thirty (30) days prior to the Closing Date. If the Search Results reveal that any Liens exist, Indus shall, unless directed otherwise by the Buyer, have such Liens removed as of the Closing, except for Permitted Liens.

      4.5 Non-Solicitation.

            (a) From the date hereof until the Closing Date or the termination of this Agreement, Indus shall not, and shall cause its Representatives not to, solicit, initiate, encourage or participate in negotiations in any manner with respect to, or furnish or cause or permit to be furnished any information to any Person (other than to the Stockholders, the Buyer and the Buyer's Representatives) in connection with, any inquiry or offer for any purchase, sale, lease or other disposition, directly or indirectly, of any of the Assets, any purchase or sale of the Indus Shares (or options, rights or warrants to purchase, or securities convertible into, or exchangeable for, such Indus Shares, or any acquisition of any right to acquire beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of such Indus Shares), or any merger, consolidation, share exchange, joint venture, combination, or similar transaction relating to Indus or its Assets (collectively, a "Third-Party Proposal"). During such period, Indus shall give prompt notice to the Buyer of the occurrence of a Third-Party Proposal and the terms thereof (including the identity of the prospective soliciting party).

            (b) If Indus or any of its Representatives breaches or threatens to commit a breach of any of the provisions of this Section 4.5, the Buyer shall have the right (in addition to any other rights and remedies available to the Buyer at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to the Buyer and that monetary damages would not be an adequate remedy to the Buyer. Indus agrees that it will not seek, and hereby waives any requirement for, the securing or posting of a bond or proving actual damages in connection with the Buyer's seeking or obtaining such relief. Nothing in this Section 4.5 shall be construed to limit the right of any Party to collect monetary damages in the event of a breach of this Section 4.5.

      4.6 Estoppel Agreements. Prior to the Closing, Indus shall use all reasonable efforts to obtain an estoppel certificate in form and substance reasonably satisfactory to the Buyer from each of the landlords, licensors or lessors under each of the Leases.

      4.7 Tax Provisions.

            (a) Indus shall cause its accountant, Ernst & Young, to prepare, and, subject to the Buyer's review and approval, shall timely file, all federal and applicable state and local Tax Returns for Indus which are due on or before the Closing Date (with such extensions as may be approved by the Buyer) together with any Tax Returns for 1999.

            (b) Following the Closing, the Buyer shall cause to be prepared and filed on a timely basis federal and applicable state and local Tax Returns for Indus for the period from January 1, 2000 through the Closing Date (the "Stub Period"). The Buyer shall provide copies of such Tax Returns as filed to Rao. Indus warrants and covenants that (A) the tax basis of Indus in the Assets, including the PCS License that may be used to reduce Indus' income or gain required to be recognized on the Transactions and (B) the net operating losses that may be used to offset Indus' income or gain required to be recognized on the Transactions together shall not be less than One Hundred Fifteen Million Dollars ($115,000,000) (the "Transaction Tax Assumptions").

            (c) Transaction Taxes. The Buyer agrees to pay those Taxes of Indus (the "Transaction Taxes") required to be reflected on the Stub Period Tax Return which relate to income or gain recognized by Indus as a result of the Transactions contemplated hereby to the extent such Taxes do not exceed the Maximum Transaction Tax Amount, as defined below. The "Maximum Transaction Tax Amount" means the amount of Transaction Taxes that would be payable by Indus on the Stub Return based on the Transaction Tax Assumptions for Indus' tax basis reducing gain recognized on the Transaction, and Indus' net operating losses offsetting such gain. The Parties further agree to use all commercially reasonable efforts permitted by law to minimize the Transaction Taxes.

            (d) Tax Proceedings. Whenever any taxing authority sends a notice of an audit, initiates an examination of Indus or otherwise asserts a claim, makes an assessment or disputes (each a "Tax Proceeding") the amount of Taxes for any taxable period that may affect the Buyer's liability for Transaction Taxes under this Agreement, the Buyer shall promptly inform Rao pursuant to the procedures in Section 10.3 and keep Rao advised of the status of, any Tax Proceeding. The Buyer shall have the right to control, at its cost, any resulting Tax

Proceedings and to determine whether and when to settle any Tax Proceedings that may affect the amount of the Transaction Taxes for which Buyer or Acquisition Sub is liable under this Agreement or otherwise in relation to Indus. Rao shall indemnify each of the Buyer and its Affiliates for any increases which are not attributable to the error of the Buyer or any of its Affiliates in the past, present or future Tax liability of the Buyer or any of its Affiliates as a result of any Tax Proceeding related to Indus, attributable to the breach of the warranties and covenants under Section 4.7(b), subject to the threshold amounts and limits in Section 8.1 and 8.2, and for any adjustment within the Tax Proceeding that may be timing differences (and not permanent differences), reduced by the present value of future tax savings resulting from the timing difference adjustment. The Buyer shall be entitled to receive and retain for its sole use any refund or other adjustment arising out of any Tax Proceeding.

      4.8 Rao Proxy. Rao shall execute and deliver to the Buyer contemporaneous herewith an irrevocable proxy in the form of Exhibit E hereto solely for the purpose of voting Rao's Indus Shares in favor of the Transactions.

      4.9 Approval. Indus shall submit this Agreement for approval at a meeting of its Board of Directors on or before March 10, 2000, and thereafter, if approved by the Board of Directors, submit this Agreement to the Stockholders for approval at a meeting within twenty-five (25) days of the date of approval of this Agreement by the Indus Board of Directors.

      4.10 MEDC Stock Power. Indus shall obtain an irrevocable proxy at least five (5) days in advance of the special meeting of Stockholders referred to in
Section 4.9 in favor of the Buyer or Designated Purchaser Milwaukee Economic Development Corporation in form and substance satisfactory to the Buyer for the purpose of voting Milwaukee Economic Development Corporation's Preferred Stock in favor of the Transactions. If Indus fails to obtain such irrevocable proxy within such period, Indus shall thereupon immediately redeem the Preferred Stock provided that Buyer or Designated Purchaser has loaned Indus the funds for such redemption in an amount not to exceed the redemption price set forth in the Articles of Incorporation of Indus.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF INDUS

      As a material inducement for the Buyer and Acquisition Sub to enter into this Agreement and to consummate the Transactions, Indus hereby represents and warrants to the Buyer and Acquisition Sub that the representations and warranties contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date:

      5.1 Organization, Power and Authority.

            (a) Indus is a corporation duly organized and validly existing under the laws of Wisconsin and has the requisite corporate power and authority to own, lease and operate its Assets and to carry on its business as now being conducted.

            (b) Indus has the requisite power and authority to execute, deliver and perform this Agreement, the Related Agreements to which it is party and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder and thereunder.

            (c) Indus is only qualified to do business in Wisconsin, and it need not be qualified to do business in any other jurisdiction, other than any jurisdiction in which the failure to be so qualified would not have an Indus Material Adverse Effect.

            (d) The execution, delivery and performance by Indus of this Agreement and each of the Related Agreements to which it is party, and the consummation by Indus of the Transactions are subject only to the approvals of the Board of Directors and of the Stockholders, and there are no other proceedings on its part which have not been taken that are necessary to authorize this Agreement or such Related Agreements or to consummate the Transactions.

            (e) This Agreement and each of the Related Agreements to which Indus is party have been duly executed and delivered by Indus and constitute its valid and binding obligation, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or by general principles of equity.

      5.2 Capitalization. The entire authorized capital stock of Indus consists of Fifty Million (50,000,000) shares consisting of (i) Nine Million (9,000,000) shares of a class designated "Class A Common Stock" with a par value of $.01 per share; (ii) Forty Million (40,000,000) shares of a class designated "Class B Common Stock" with a par value of $.01 per share; and (iii) One Million (1,000,000) shares of a class designated "Preferred Stock" with a par value of $.01 per share. The issued and outstanding shares of capital stock of Indus (the "Indus Shares") are held of record by the respective Stockholders as set forth on Schedule 5.2(a), and no shares of capital stock of Indus are held in treasury. All of the issued and outstanding Indus Shares have been duly authorized and are validly issued, fully paid, and nonassessable, except insofar as personal liability may be imposed upon the holders of Indus Shares pursuant to Section 180.0622(2)(b) of the WBCL as judicially interpreted. Each Stockholder holds of record and to Indus' knowledge owns beneficially the number of Indus Shares set forth next to his/her/its name in Schedule 5.2(a) free and clear of any restrictions on transfer (other than any restrictions under the Investment Agreement dated November 6, 1997, between certain investors and Indus as amended and supplemented (the "Indus Investment Agreement") (which, except for Sections 5 and 6 thereof, is not implicated by the Transactions), the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. To Indus' Knowledge, no Stockholder is party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Indus. Except as set forth on Schedule 5.2(b), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Indus to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Indus.

      5.3 Consents; No Conflicts. Assuming that the Buyer, Acquisition Sub or the Designated Purchaser is a Designated Entity (as such term is defined in 47 CFR ss. 24.709), neither the execution, delivery and performance by Indus of this Agreement nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of, any provision of its organizational documents or any Law; (b) subject to obtaining the Consents set forth on
Schedule 5.3 constitute, with or without the giving of notice or lapse of time or both, a breach, violation or default, create a Lien on any of the Assets, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) the PCS License, (ii) any Indus Agreement or Lease, or
(c) require any Consent, other than those set forth on Schedule 5.3. To Indus' Knowledge, there is no fact relating to Indus or its Affiliates that would reasonably be expected to prevent it from consummating the Transactions or disqualify Indus from obtaining the Consents (including the Consent of the FCC but excluding Consents required by the HNS Agreements) required in order to consummate the PCS License Assignment and the other Transactions.

      5.4 Litigation. Except as set forth in Schedule 5.4. there is no action, suit, audit, investigation or proceeding at law or in equity by any Person or any arbitration or any administrative or other proceeding by or before any Governmental Authority or other instrumentality or agency, pending or to the knowledge of Indus, threatened, nor to Indus' knowledge, is there any valid basis therefor (a) against Indus or any of the Assets, (b) which seeks to prevent or challenge the Transactions, (c) against any director, officer or Employee of Indus which relates to the affairs of Indus or the right of any director, officer or Employee to participate in the business of Indus or (d) with respect to any alleged violation by Indus of any Law, including any FCC Law.

      5.5 FCC Compliance. Indus is in all material respects in compliance with FCC Law and with all applicable rules, regulations and policies of the FCC. Except as set forth in Schedule 5.5, no event has occurred which (a) results in, or alter notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, the PCS License or (b) adversely affects or could reasonably be expected in the future to adversely affect any of the rights of Indus or, following Closing, of Acquisition Sub thereunder, except for legislation or rule making of general applicability. Indus has duly filed and paid in a timely manner all fees, reports, applications, documents, instruments and information required to be filed by it under FCC Law, and all such filings are true, correct and complete in all material respects. Indus complied at the time of filing initial applications for the PCS License, and has since that time complied in all material respects with all eligibility and basic qualification requirements to hold PCS licenses generally and to hold the PCS License specifically, including (v) the spectrum cap rule of 47 C.F.R. Section 20.6; (w) the alien ownership limitations of
Section 310(b) of the FCC Law and 47 C.F.R. Section 20.5; (x) Section 5301 of the Anti-Drug Abuse Act of 1988, 21 U.S.C. Section 862; (y) the entrepreneurial eligibility requirements for C Block licenses of 47 C.F.R. Section 24.709(a)(1); and (z) the small business requirements of 47 C.F.R. Section 24.720(b)(1).

      5.6 Brokers. Neither Indus nor any of its Representatives has employed any broker, finder or investment banker in connection with the Transactions, and Indus has not incurred and will not incur any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions.

      5.7 No Offer. Except as set forth on Schedule 5.7 and as otherwise contemplated in this Agreement, or the Related Agreements since December 9, 1999, Indus has not, directly or indirectly, singly or with others, offered, solicited offers for or sold, assigned, pledged or otherwise transferred any of the Assets, and none of the foregoing has occurred prior to such date which is binding upon Indus or its Assets or will result in any claims, liabilities or obligations for Indus, Buyer, Acquisition Sub, or Designated Purchaser. It has not, directly or indirectly, through any Representative or otherwise, (i) solicited, initiated or encouraged any Third-Party Proposal, or (ii) participated in any discussions or negotiations regarding, furnished to any other Person any nonpublic information with respect to, or otherwise cooperated in any way with, assisted, participated in, facilitated or encouraged any effort or attempt by any other Person to do or seek to do, any Third-Party Proposal.

      5.8 License. Indus is the authorized legal holder, free and clear of any Liens, except as otherwise set forth on Schedule 5.8, of the PCS License, evidence of which is attached as Exhibit A. The PCS License is, and on the Closing Date the PCS License will be, valid and in full force and effect. There is not pending nor, to the knowledge of Indus, threatened against Indus or against the PCS License, any application, action, petition, or other pleading, or any proceeding with the FCC which questions or contests the validity of, or seeks the revocation, nonrenewal or suspension of, the PCS License, which seeks the imposition of any modification or amendment with respect thereto, or which adversely affects in any material respect the ability of Acquisition Sub or the Buyer to employ the PCS License in its business after the Closing Date. The PCS License is not subject to any conditions other than those appearing on the face of the PCS License itself and those imposed by FCC Law and the FCC Debt.

      5.9 Title to Assets; Encumbrances; Future Operations.

            (a) Schedule 5.9(a) sets forth a list of the Assets of Indus which is accurate, correct, and complete in all material respects. Indus is the sole and exclusive legal and beneficial owner of, and has good, valid and marketable title to, all of the Assets, including all those reflected in the Financial Statements (except for leased Assets and such Assets as may since have been sold or otherwise disposed of in the ordinary course of business or subsequent to the date of this Agreement with the prior consent of Wireless pursuant to the Indus Interim Management Agreement or otherwise or of the Buyer). None of the Assets is subject to any Lien except (collectively, the "Permitted Liens"):

                  (i) Liens reflected in Schedule 5.9(a)(i);

                  (ii) Liens consisting of zoning or planning restrictions, easements, permits end other restrictions or limitations on the use of real property or irregularities in title thereto which do not detract from the value of, or impair the use of, the Assets by Indus in the operation of its business;

                  (iii) Liens and leases incurred or made in the ordinary course of business which do not impair the usefulness of the Assets in the conduct of the business of Indus (but excluding Liens securing payment of indebtedness);

                  (iv) Liens arising by operation of law; and

                  (v) Liens for current Taxes not yet due and delinquent.

            (b) Except as set forth on Schedule 5.9(b), the Assets are in good operating condition and repair (reasonable wear and tear excepted).

            (c) Schedule 5.9(c) sets forth by an accurate, correct, and complete list of all real property and equipment leases entered into by Indus (the "Leases"). Indus enjoys peaceful and undisturbed possession under each of the Leases. Except as disclosed on Schedule 5.9(c), none of the Leases is with Rao, any Stockholder, or any officer, Employee or director of Indus or any of their respective Affiliates. All Leases are in writing, valid, subsisting and in full force and effect, and, except as disclosed in Schedule 5.10(b), there are no material uncured defaults of Indus under the Leases. Except as disclosed in
Schedule 5.10(b), there exists no event, occurrence, condition or act (including the consummation of the Transactions) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by Indus under any of the Leases.

            (d) Schedule 5.9(d) sets forth an accurate, correct and complete list of all motor vehicles operated by Indus, whether owned or leased. All such vehicles are (a) properly licensed and registered in accordance with applicable Law; (b) insured as set forth in Schedule 5.23; (c) in good operating condition and repair (reasonable wear and tear excepted); and (d) not subject to any Lien except for Permitted Liens or as described in Schedule 5.9(d).

            (e) Indus does not own, and has never owned, any real property.

      5.10 Indus Agreements.

            (a) Schedule 5.10(a) sets forth a list of all of the following to which Indus is a party or by which it or any of its Assets may be bound, whether written or oral (the "Indus Agreements"), which is accurate, correct, and complete in all material respects:

                  (i) Contracts with respect to Indus' business, including all contracts between Indus and its customers, suppliers and consultants;

                  (ii) Licenses, contracts and other arrangements with respect to any property of Indus or pursuant to which Indus has any right to occupy real property or use equipment;

                  (iii) Contracts (written or oral) with respect to which Indus has any liability or obligation, contingent or otherwise, involving more than One Thousand Dollars ($1,000), which may otherwise have any continuing effect after the Closing, or which place any material limitation on the method of conducting or the scope of Indus' business;

                  (iv) Contracts with Representatives of Indus or the spouses or relatives of such Persons;

                  (v) Compensation arrangements for consultants and independent contractors of Indus including rates of pay and other benefits and the amounts of compensation and other benefits accrued as of January 1, 2000;

                  (vi) Agreements, contracts and instruments of Indus relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money;

                  (vii) Contracts between officers, directors or Employees of Indus and any other Person which purport to restrict Indus' business activities or use of information in Indus's business, including any covenant not to compete;

                  (viii) Confidentiality agreements to which Indus is a party;

                  (ix) Contracts and agreements between Indus and any Governmental Authority; and

                  (x) Other contracts, instruments, commitments, plans and arrangements of Indus.

Schedules 5.9(c) and 5.10(a) include, with respect to each Indus Agreement and each Lease, whether oral or written, the names of the parties, the date thereof, and its title or other general description. Each Indus Agreement and each Lease sets forth the entire arrangement and understanding between Indus and the respective third parties with respect to the subject matter thereof and, except as indicated in such Schedules, there have been no amendments or side or supplemental arrangements to or in respect of such Indus Agreements or Leases. Indus has furnished to the Buyer true and correct copies of all written Indus Agreements and Leases as currently in effect, and will furnish any further information that the Buyer may reasonably request in connection with any of the Indus Agreements and the Leases. Each Indus Agreement and each Lease is valid and in full force and effect, and, except for the HNS Agreements and the Leases and Indus Agreements specified in Schedule 5.10(b), Indus has performed all material obligations required to be performed by it thereunder. Indus is not in default under or in breach or violation of any Indus Agreement or Lease, except for the HNS Agreements and the Leases and Indus Agreements specified in Schedule 5.10(b), in a manner which has or will have an Indus Material Adverse Effect. There is no event which has occurred or existing condition which constitutes, or with notice or lapse of time or both, would constitute a default under any Indus Agreement or Lease, other than the HNS Agreements and the Leases and Indus Agreements specified in Schedule 5.10(b), or would cause the acceleration of any obligation of any party thereto, or give rise to any right of termination or cancellation or cause the creation of any Lien on any Asset of Indus. No third party is in default under any provision of any Indus Agreement or Lease other than the HNS Agreements. There is no term of any Indus Agreement or Lease, other than the HNS Agreements, which now or in the future may, so far as Indus can now reasonably foresee, have an Indus Material Adverse Effect. With respect to each Indus Agreement and each Lease, Acquisition Sub or the Buyer will succeed to all of the rights and benefits of Indus thereunder.

            (b) Except as set forth on Schedule 5.10(b), Indus has made all payments required to be paid by it under all Indus Agreements and the Leases through and including the date hereof other than the Leases and Indus Agreements set forth in Schedule 5.10(b). Indus has complied in all material respects with all of its obligations under the Indus Agreements and the Leases other than the Leases and Indus Agreements set forth in Schedule 5.10(b) in connection with the construction by Indus of cell sites. Each of the Indus Agreements and Leases has been lawfully entered into and, except as otherwise expressly contemplated herein or pursuant to the Indus Interim Management Agreement, is or will be valid and in full force and effect and is or will be enforceable in accordance with its terms at the Effective Date. Except for the HNS Agreements, as of the date hereof, Indus has not received written notice from any party to any Indus Agreement or Lease threatening cancellation of, or asserting the existence of, any outstanding disputes or defaults under, any Indus Agreement or Lease. Indus will not modify, amend or waive any provisions of any Indus Agreement or Lease in a manner that would adversely affect the Assets or terminate any Indus Agreement or Lease prior to the Closing other than in the ordinary course of business and with the prior consent of the Buyer.

      5.11 Environmental and Safety Laws.

            (a) Except as set forth on Schedule 5.11(a), to Indus' Knowledge the Leased Property, is in material compliance with all, and have no liability under any, applicable Environmental Laws or Laws relating to occupational health and safety. Indus has been operated and is in material compliance with all applicable Environmental Laws. Neither Indus nor any of its employees, agents, representatives or subcontractors have disturbed, moved, or adversely affected any Materials of Environmental Concern at any of the Leased Property. To Indus' Knowledge, there are no actions, activities, circumstances, conditions, events or incidents relating to the Leased Property, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern on any Leased Property, which could interfere with or prevent the continued operation of the Leased Property in compliance in all material respects with all applicable Environmental Laws.

            (b) Except as set forth on Schedule 5.11(b), Indus has not done or failed to do anything that has caused or is reasonably likely to cause and, to Indus' Knowledge, there is not currently, and has not in the past been, any release, emission, discharge, presence or disposal of any Materials of Environmental Concern into the environment (including the air, surface and groundwater and surface and subsurface soils) at, on, into, under, or originating at the Leased Property in violation of applicable Environmental Laws. To Indus' Knowledge, except as set forth on Schedule 5.11(b), no Leased Property is or has been the location of any hazardous waste treatment, storage or disposal facility, or any underground storage tank, or any facilities or equipment containing asbestos or polychlorinated biphenyls. No Lien has been imposed by any Governmental Authority or third party in connection with the presence of any Materials of Environmental Concern on any Leased Property.

            (c) Except as set forth on Schedule 5.11(c), Indus and, to Indus Knowledge, its predecessors in interest have not (i) received any written communication from a Governmental Authority, citizens' group, director, officer or Employee of Indus or other Person, alleging that Indus has any liability under any Environmental Law or under common law with respect to pollution and/or protection of human health and/or the environment arising out of conditions relating to any Leased Property (including any release, emission, discharge, presence or disposal of any materials of Environmental Concern on any Leased Property); (ii) received any request for information, notice or administrative inquiry under any Environmental Law relating to any Leased Property; (iii) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any Environmental Law arising out of conditions relating to any Leased Property (including any release, emission, discharge, presence or disposal of any Materials of Environmental Concern on any Leased Property).

            (d) Except as set forth on Schedule 5.11(d), Indus has not conducted, or arranged for the conduct of an environmental audit, investigation or assessment of any of the facilities or operations on any Leased Property, and Indus has not received and has no knowledge of the results of any such audit, investigation or assessment performed by any other Person.

            (e) Except as set forth on Schedule 5.11(e), to Indus' Knowledge, there are not any past or present actions, activities, circumstances, conditions, events or incidents related to any Leased Property, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against Indus.

            (f) Except as set forth on Schedule 5.11(f), Indus has all material Licenses that it is required to hold under applicable Environmental Laws.

      5.12 Compliance With Laws. Indus is in, and has operated in, compliance with all applicable Laws, including all FCC Laws, Environmental Laws, federal and state securities Laws, and Laws relating to Taxes, except for failures to be in compliance which do not have, or cannot reasonably be expected to have, an Indus Material Adverse Effect. Indus has not received written notice to the effect that it is not in compliance with any Laws with respect to its operations or its Assets, and Indus has not taken any action or failed to take any action that is a violation of any such Laws with respect to its operations or its Assets, except for action or failures which do not have, or cannot reasonably be expected to have, an Indus Material Adverse Effect.

      5.13 Subsidiaries and Interests in Other Entities. Indus has no Subsidiaries and does not, directly or indirectly, own or control, or have any interest or the right to acquire any equity interest whatsoever in, any other Person. Indus has not made any investment in or advance of cash or other extension of credit to any Person. Other than the Stockholders, there is no Person controlling, controlled by or under control with Indus, nor is there any Person which on or prior to the Closing Date is or was a member of the same controlled group or affiliated service group or was under common control with Indus within the respective meanings of Sections 414(b), (m) and (c) of the Code.

      5.14 Financial Statements. Financial statements, including balance sheets and statements of income and cash flow, of Indus have been supplied by Indus to the Buyer as of and for the eight months ended December 31, 1997 and the year ended December 31, 1998, in each case audited by Indus' independent accountants. Indus has also supplied to the Buyer unaudited balance sheet (the "Most Recent Balance Sheet") and an unaudited statement of income and cash flows (together, the "Most Recent Financial Statements") as of and for the fiscal year ended

December 31, 1999 (the "Most Recent Fiscal Year End"). Collectively, all of such financial statements, including the footnotes thereto, are the "Financial Statements," and are attached hereto as Exhibit F. All of the Financial Statements except as indicated therein (i) have been prepared in accordance with generally accepted accounting principles consistently applied, except for the absence of footnotes to and subject to normal year end adjustments for, the Most Recent Financial Statements, (ii) have been prepared on a consistent basis and, in the case of the Financial Statements other then the Most Recent Financial Statements, following normal year-end closing procedures, (iii) present fairly the financial condition of Indus as at their respective dates, (iv) are true, correct and complete, and (v) are consistent with the books and records of Indus (which books and records are correct and complete). Indus has no debts, liabilities or obligations of any nature whatsoever which are not disclosed on such Financial Statements or set forth on Schedule 5.15(a).

      5.15 Undisclosed Liabilities.

            (a) Except as set forth on Schedule 5.15(a), Indus does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, audit, investigation, charge, complaint, claim or demand against Indus by any Stockholder, any Affiliate of any Stockholder, any former stockholder of Indus or any Affiliate of any former stockholder of Indus giving rise to any liability, and there is no basis for any present or future action, suit, proceeding, hearing, audit, investigation, charge, complaint, claim or demand against Indus by any other Person giving rise to any liability), fixed, contingent or otherwise, except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) liabilities which have arisen or may arise in the ordinary course subsequent to December 31, 1999 or incurred with the approval of Wireless pursuant to the Indus Interim Management Agreement or with the prior consent of the Buyer or pursuant to the Indus Interim Management Agreement.

            (b) Without in any way limiting the representation and warranty set forth in Section 5.15(a) above, Indus does not have any unfunded liabilities in connection with any workers' compensation, employers' liability, or group health plan except as described in Schedule 5.15(b).

      5.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Indus.

      5.17 Taxes.

            (a) Indus has timely filed or caused to be timely filed, or will timely file or cause to be timely filed on or prior to the Closing Date, all Returns required to be filed on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of Indus). All such Returns are correct and complete in all respects and no Return of Indus has ever been audited, except that 1995 and 1996 Wisconsin tax returns have been audited and such audits have been completed and there are no further liabilities of Indus with respect thereto. Schedule 5.17(a) lists all Returns filed by Indus. Indus has delivered complete and correct copies of the Returns. All Taxes for the respective periods covered by the Returns have been, or prior to the Closing Date will be, timely paid.

            (b) Neither the IRS nor any other Governmental Authority has asserted or threatened to assert, or is now asserting or threatening to assert, against Indus any deficiency or claim for additional Taxes.

            (c) Indus has withheld from its employees' or its other payees' gross compensation or other payments, and has paid over to appropriate governmental authorities, all Tax withholdings required by Law.

            (d) There are no waivers or extensions in effect of the applicable statutory period of limitation for the assessment of Taxes of Indus for any taxable period.

            (e) No deficiency assessment or proposed adjustment with respect to any Tax liability of Indus for any taxable period is pending or, to the Knowledge of Indus, threatened.

            (f) No claim has ever been made by a Governmental Authority in a jurisdiction where Indus does not file Returns that it is or may be subject to taxation by that jurisdiction.

            (g) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Assets of Indus, and no basis exists for the imposition of any such Liens.

            (h) Indus is not a party to, or bound by, any agreement providing for the allocation or sharing of Taxes.

            (i) Indus neither (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Indus), nor (ii) has any liability for the Taxes of any other Person under Treas. Reg. ss. 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise.

            (j) Except as disclosed in Schedule 5.17(i), none of the Stockholders is a foreign person within the meaning of, and no Tax is required to be withheld as a result of the transfers contemplated by this Agreement pursuant to, Section 1445 of the Code.

            (k) None of the Assets owned by Indus is property that is required to be treated as owned by any other Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (l) The unpaid Taxes for Indus (A) did not, as of the Most Recent Fiscal Year End, exceed the reserve for liability for Taxes set forth on the face of the Most Recent Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Indus in filing its Returns.

            (m) Indus has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Indus has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Indus has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

      5.18 Conduct of Business; Absence of Adverse Changes. Since December 31, 1999, except as otherwise contemplated by this Agreement and the Related Agreements, including the Indus Interim Management Agreement, and except for the application of the proceeds of the Bridge Note, there has been (i) no sale, transfer or other disposition of any of the Assets or capital stock of Indus (except 100 shares of Class B Common Stock issued pursuant to an option exercise); (ii) no Lien placed upon Indus' Assets; and (iii) no other event or condition known to Indus which has had or which is reasonably likely to have an Indus Material Adverse Effect. In particular, and without limiting the generality of the foregoing, since December 31, 1999, Indus has not done any of the following, except as otherwise contemplated herein or in the Related Agreements or primarily caused by the actions or decisions of Wireless as manager pursuant to the Indus Interim Management Agreement:

            (a) terminated the services of any Employee, consultant or agent of Indus other than Persons disclosed in Schedule 5.18(a);

            (b) increased the compensation payable or to become payable to any officer, director, Employee, consultant, or agent of Indus or made or entered into any bonus payment arrangement with any officer, director, Employee, consultant, or agent, or hired or engaged any additional management personnel, consultants or contractors for the business of Indus;

            (c) made any loan to, or entered into any other transaction with, any of its directors, officers, Employees or Stockholders, or any member of their respective families, or any Affiliate of any Stockholder, outside of Indus' ordinary course of business;

            (d) adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its officers, directors, Employees, consultants or agents (or taken any such action with respect to any of its Benefit Arrangements or Employee Plans);

            (e) directly or indirectly redeemed, purchased or otherwise acquired or disposed of any properties or Assets except in the ordinary course of business;

            (f) subjected any of its properties or Assets to any Lien;

            (g) modified, amended, canceled or terminated any existing agreement material to its business, other than the termination of options and warrants, for which termination Indus shall have no liability or obligation, including the making of any substantial prepayment on any existing obligation, except in the ordinary course of business;

            (h) made any change in the accounting methods or practices employed by Indus in respect of the business of Indus;

            (i) delayed or postponed the payment of its accounts payable and other liabilities outside its ordinary course of business, except as set forth on Schedule 5.18(i), none of which shall individually or in the aggregate have an Indus Material Adverse Effect, and except for payments pursuant to the HNS Agreements;

            (j) entered into any contract or commitment involving in any instance aggregate payment by Indus of more than One Thousand Dollars ($1,000) or extending beyond the Closing Date, except in connection with the Transactions or in the ordinary course of business consistent with past practice;

            (k) waived any rights of material value or modified, amended, altered, breached or terminated any Indus Agreement;

            (l) granted or amended any license or sublicense of any of its rights under or with respect to any of its Intellectual Property; or

            (m) directly or indirectly offered, solicited or entertained offers for or taken any other action with a view to the sale of all or any substantial part of the assets, capital stock or business of Indus.

      5.19 Intellectual Property; Trade Secrets; Software.

            (a) Schedule 5.19(a) contains a list of all Intellectual Property and registrations and applications owned or used by Indus. Indus has clear and unencumbered title to the Intellectual Property set forth in Schedule 5.19(a) which is listed as owned by Indus and such title has not been challenged or threatened by others except for the Liens listed at Schedule 5.19(a). No rights or licenses to use Intellectual Property have been granted or acquired by Indus except those listed at Schedule 5.19(a). Except as listed at Schedule 5.19(a), there have been no written claims or assertions made by others and sent to Indus that Indus has infringed any rights to any Intellectual Property of others. Except as listed at Schedule 5.19(a), Indus has not received notice of, and has no knowledge of, any infringement or allegation of infringement of Intellectual Property of Indus by others. All granted patents, registered trademarks and service marks, and registered copyrights owned by Indus are in good standing, and are recorded on the public record in the name of Indus. All rights of Indus in and to the Intellectual Property will not be adversely affected by the Transactions as contemplated herein, and no consent or other approval need be obtained by Indus in relation thereto. To Indus' Knowledge, the operation by Acquisition Sub or the Buyer after the Closing in the manner and geographic areas in which it was previously conducted by Indus will not interfere with or infringe upon any patent or trademark or any asserted rights of others with respect to the current trade dress or packaging of any products. Indus is not subject to any judgment, order, writ, injunction or decree of any Governmental Authority or any arbitrator, and has not entered into any contract, which restricts or impairs the use of any Intellectual Property. No filing or recording fees, stamp or transfer taxes or other governmental fees, costs or taxes of any kind in excess of $500 will be payable by Indus in connection with the consummation of the Transactions.

            (b) To Indus' Knowledge, Indus has all necessary right, title and interest to all electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, source codes, input data, routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material used by it.

      5.20 Licenses. Indus presently holds, and at all times prior to the Closing will hold, all Licenses necessary or appropriate for the conduct of its business as previously conducted. All such presently held Licenses are listed on
Schedule 5.20. The consummation of the Transactions will not render such Licenses invalid or otherwise require any notices, applications or other filings except as noted on Schedule 5.20.

      5.21 Employees and Compensation.

            (a) Schedule 5.21(a) sets forth an accurate, correct and complete list and summary description of all agreements, arrangements or understandings, written or oral, with officers, directors and Employees of Indus, regarding services to be rendered, terms and conditions of employment, and compensation (the "Employment Contracts"). To Indus' Knowledge, the services of all Employees will continue to be available on substantially the same terms and conditions to Acquisition Sub or the Buyer following the Closing.

            (b) Schedule 5.21(b) sets forth an accurate, correct and complete list of all Employees, including name, title or position, the present annual compensation (including bonuses, commissions and deferred compensation), years of service and any interests in any incentive compensation plan. Schedule 5.21(b) sets forth an accurate, correct and complete list of each Employee who may become entitled to receive supplementary retirement benefits or allowances, whether pursuant to a contractual obligation or otherwise, and the estimated amounts of such payments. Except as set forth on Schedule 5.21(b), Indus has not since December 31, 1999, (i) paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind, including any severance or termination pay, to any present or former officer or employee, (ii) made any general wage or salary increases or (iii) increased any other benefits or insurance provided to any Employee.

            (c) Except as set forth in Schedule 5.21(c), there are no controversies pending or, to the Knowledge of Indus, threatened involving any Employees or former employees. Indus has not suffered or sustained any work stoppage and no such work stoppage is threatened. Indus is not a party to any collective bargaining agreement. No union organizing or election activities involving any Employees of Indus are in progress or to the Knowledge of Indus, threatened.

            (d) Indus has complied with all Laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, occupational health and safety, severance, collective bargaining and the payment of social security and other taxes. Except as disclosed in Schedule 5.21(d), there is not and will not be any duty, responsibility, liability or obligation under any Laws relating to employment or any common law trust or contractual duty or standard of care arising from an employment relationship attributable to an event occurring or a state of facts existing prior to the Closing Date. As of the Closing Date, Indus shall have complied with the Worker Adjustment and Retaining Notification Act and its regulations, as applicable.

      5.22 Employee Benefits.

            (a) Except as disclosed on Schedule 5.22. there are no Employee Plans or Benefit Arrangements maintained or contributed to by Indus.

            (b) Indus has delivered to the Buyer true and complete copies of all documents, as they may have been amended to the date hereof, as well as working copies, embodying or relating to Employee Plans and Benefit Arrangements. Except as disclosed in Schedule 5.22. there have been no written communications with respect to any Employee Plan or Benefit Arrangement with the IRS, U.S. Department of Labor, PBGC or the Securities and Exchange Commission, or with any other Governmental Authority. Indus shall further make available to the Buyer any documents or other information relating to the Employee Plans and Benefit Arrangements as may be reasonably requested by the Buyer.

            (c) All Employee Plans and Benefit Arrangements are now, and have always been, established, maintained and operated in accordance with all applicable laws (including ERISA and the Code) except for such noncompliance that cannot reasonably be expected to have an Indus Material Adverse Effect.

            (d) Except as disclosed in Schedule 5.22, each Employee Plan and Benefit Arrangement is now and has always been established in writing. With respect to any Employee Plan or Benefit Arrangement not established in writing, a true and complete description of such Employee Plan or Benefit Arrangement is set forth in Schedule 5.22.

            (e) Indus has never maintained an Employee Plan intended to meet the requirements under Section 401(a) of the Code.

            (f) All contributions required to be made to each Employee Plan and Benefit Arrangement have been timely and completely made.

            (g) All benefits and other payments required to be made under or by each Employee Plan and Benefit Arrangement have been completed and timely paid.

            (h) Except as set forth on Schedule 5.22, Indus does not have any obligations to pay severance benefits that will arise as a result of the Transactions, and no benefit obligations have given or will give rise to an "excess parachute payment," as such term is defined in Section 280G of the Code.

            (i) No Employee Plan or Benefit Arrangement which is an "employee welfare benefit plan" provides for continuing benefits or coverage, including medical, health or life insurance, to an Employee or former employee following termination of employment with Indus other than that required by Section 4980B of the Code and Sections 601 through 609 of ERISA.

            (j) No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. No Employees are, or have been, at any time, participants in any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA) or "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code) by virtue of their employment with Indus.

            (k) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or to Indus' Knowledge threatened, alleging any breach of the terms of any Employee Plan or Benefit Arrangement or of any fiduciary duties thereunder or violation of any applicable Law with respect to any Employee Plan or Benefit Arrangement, nor any arbitration, proceeding or investigation.

Solely for purposes of this Section 5.22, the term Indus includes any controlled group (within the meaning of Section 414(b) of the Code) of which Indus is a member, all trades or businesses under common control (within the meaning of Section 414(c) of the Code) of which Indus is a member, and all affiliated service groups (within the meaning of Section 414(m) of the Code) of which Indus is a member. Except as disclosed on Schedule 5.22, Indus is not a member of any controlled group, any trade or business under common control, or any affiliated service group as previously defined.

      5.23 Insurance. Indus maintains property, general liability and workers' compensation insurance covering the operations of Indus' business through the policies listed in Schedule 5.23. Such policies are in full force and effect, all premiums due thereon have been paid, and Indus has complied in all material respects with the provisions of such policies. Except as otherwise indicated on
Schedule 5.23, all liability insurance policies are on an "occurrence" basis. The insurance listed in Schedule 5.23 is in amounts adequate to cover losses on physical assets. Schedule 5.23 also lists all outstanding claims against such policies as of the date hereof, and all claims made since July 1, 1996 against such policies or any prior insurance policies maintained by Indus. To Indus' Knowledge, all insurance has been issued by financially sound insurance companies under valid and enforceable policies or binders for the benefit of Indus, and all such policies or binders are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to Indus. There are no pending or asserted claims against any such policies as to which any insurer has denied liability, and there are no claims under any such policies that have been disallowed or improperly filed. No notice of cancellation or nonrenewal with respect to, or material increase of premium for, any insurance has been received by Indus. Indus has no Knowledge of any facts or the occurrence of any event which (i) might form the basis of any claim against it relating to the conduct or operations of Indus and which will materially increase the insurance premiums payable under any insurance, or (ii) otherwise will materially increase the insurance premiums payable under any insurance.

      5.24 Books and Records. All corporate actions of Indus' board of directors and the Stockholders have been duly authorized in accordance with applicable law and the Articles of Incorporation and Bylaws of Indus, and have been duly and accurately recorded in Indus' minute books. The general ledgers and books of Indus and all of Indus' other books, accounts and records are complete and correct in all material respects and have been maintained in accordance with good business practice and, in all material respects, all applicable Laws.

      5.25 Banking Relationships; Investments. All of the arrangements which Indus has with any banking institutions are completely and accurately described in all material respects in Schedule 5.25, indicating with respect to each such arrangement the type of arrangement maintained (including checking account, borrowing arrangement, lockbox or safe deposit box) and the Person or Persons authorized in respect thereto. Schedule
5.25 sets forth an accurate, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned beneficially or of record by Indus ("Investments"). Indus has good and marketable title to all Investments. The Investments reflected on the Most Recent Balance Sheet are (a) properly valued at the lower of cost or market, (b) readily marketable, and (c) fully paid and not subject to assessment or other claims upon the holder thereof.

      5.26 Disclosure. None of the representations and warranties of Indus contained herein, including the Schedules and Exhibits thereto, nor any other document certificate or written statement furnished by Indus to the Buyer or the Buyer's Representatives in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein complete and not misleading as of the dates thereof in light of the circumstances in which they were made. Indus is not aware of any information necessary to enable a prospective purchaser to make an informed investment decision to enter into the Transactions which has not been expressly disclosed to the Buyer in writing. To Indus' Knowledge, there is no fact which causes, or in the future will (so far as Indus can now foresee) cause, an Indus Material Adverse Effect, or which materially adversely affects the ability of Indus to fully perform this Agreement and the Transactions, which has not been set forth or described in this Agreement or in a Schedule, certificate or other written statement furnished to the Buyer. To Indus' Knowledge, there is no fact, other than general economic conditions, which cause, or might reasonably be expected to cause, an Indus Material Adverse Effect which has not been set forth or referred to in this Agreement, including the Schedules.

      5.27 Transactions with Affiliates. Since its inception, there has not been any dividend or other distribution of assets by Indus. Except as set forth in
Schedule 5.27, no Affiliate of Indus:

            (a) Owns, directly or indirectly, any debt, equity or other interest or investment in any Person which is a competitor, lessor, lessee, customer, supplier or advertiser of Indus;

            (b) Except for the Rao Liabilities and Rao Notes, has any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by, Indus;

            (c) Has any interest in or owns any property or right used in the conduct of Indus' business operations;

            (d) Except for the Rao Liabilities and the Rao Notes, has lent or advanced any money to, or is owed any money from, or is the guarantor of or otherwise liable for any indebtedness or other obligations of Indus;

            (e) Is a party to any contract, lease, agreement, arrangement or commitment with Indus; or

            (f) Received from or furnished to Indus any goods or services (with or without consideration) since its inception.

The debt evidenced by the Rao Note and the Rao Liabilities reflects amounts actually loaned by Rao to, and funds actually provided by Rao to, Indus.

                                   ARTICLE VI
           REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

      Each of the Buyer and the Acquisition Sub represents and warrants to Indus that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing
Date:

      6.1 Organization, Power and Authority.

            (a) The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. The Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.

            (b) Each of the Buyer and the Acquisition Sub has the requisite power and authority to execute, deliver and perform this Agreement, each of the Related Agreements to which it is a party, and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder and thereunder.

            (c) This Agreement and each of the Related Agreements to which the Buyer or Acquisition Sub is a party has been duly executed and delivered by the Buyer and Acquisition Sub, as the case may be, and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally or by general principles of equity.

      6.2 Consents; No Conflicts. Neither the execution, delivery and performance by the Buyer or the Acquisition Sub of this Agreement or any of the Related Agreements to which either of them is a party, nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of; any provision of their respective organizational documents; (b) subject to obtaining the Consents set forth on Schedule 6.2, constitute, with or without the giving of notice or lapse of time or both, a breach, violation or default, create a Lien on its assets, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, monetary forfeiture or other penalty under any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it a any of its assets; or (c) require any Consent other than those set forth on Schedule
6.2 and the approval of the Board of Directors of Acquisition Sub and its stockholder, the Buyer (which approvals have been obtained), except where such breach, violation, default, Lien or right would not have a material adverse effect on the Transactions. To their knowledge, there is no fact relating to either the

Buyer or Acquisition Sub or their Affiliates that would be reasonably expected to prevent them from consummating the Transactions or performing their respective obligations under this Agreement or any of the Related Agreements or disqualify the Buyer or Acquisition Sub from obtaining the Consents (including the Consent of the FCC) required in order to consummate the Transactions.

      6.3 Litigation. There is no action, proceeding or investigation pending or, to the Buyer's or Acquisition Sub's knowledge, threatened against either of them or their respective properties or assets that would have a material adverse effect on their respective abilities to consummate the Transactions or to fulfill their respective obligations under this Agreement, or which seeks to prevent or challenge the Transactions.

                                   ARTICLE VII
                               CLOSING CONDITIONS

      7.1 Conditions to Obligations of All Parties. The obligation of each of the Parties to consummate the Transactions shall be conditioned on the following, unless waived by each of the Parties at or prior to Closing:

            (a) Any applicable waiting period under the HSR Act shall have expired or been terminated or the Transactions shall have been approved by the Federal Trade Commission.

            (b) The Consent of the FCC to the PCS License Assignment shall have been obtained pursuant to a Final Order, free of any conditions materially adverse to the Buyer, Acquisition Sub, or Indus, other than (i) the imposition of payment obligations by the FCC as a condition to the approval of the PCS License Assignment, including unjust enrichment penalties pursuant to 47 CFR ss.
1.2111 or (ii) those applicable to the PCS or wireless communications services industry generally. For the purposes of this Agreement, "Final Order" means an action or decision that has been granted by the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by Law has passed,
(ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by Law rule has passed.

            (c) All Consents of Governmental Authorities (other than the Consents referred to in paragraphs (a) and (b) above) required to permit the consummation of the Transactions shall have been obtained.

            (d) All approvals by the directors, shareholders and members of the Buyer, Indus, and Acquisition Sub of this Agreement, the Related Agreements and the Transactions shall have been obtained in accordance with applicable Law and, in the case of Indus, Section 6 of the Indus Investment Agreement.

            (e) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that would (i) impose material limitations on the ability of any Party to consummate the Transactions or prohibit such consummation, or (ii) impair in any material respect the operation by Acquisition Sub or the Buyer of the business previously conducted by Indus.

            (f) At the Closing, the Buyer or the Designated Purchaser shall be a "Designated Entity" (as such term is defined in 47 CFR ss. 24.709) fully qualified to hold C and F Block PCS Licenses. Notwithstanding any other provision of this Section 7.1, the condition set forth in this Section 7.1(f) may not be waived by any Party.

      7.2 Conditions to Obligations of the Buyer and Acquisition Sub. The obligations of the Buyer and Acquisition Sub to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions unless waived by the Buyer and Acquisition Sub, at or prior to
Closing:

            (a) The representations and warranties of Indus contained herein shall be true and correct in all material respects, in each case when made and at and as of the Closing (except for representations made as of a specified date, which shall be true and correct as of such date, except for representations and warranties that are qualified as to materiality which shall be true and correct to the extent so qualified and except for representations or warranties that are no longer true at Closing due primarily to acts or omissions of Wireless pursuant to the Indus Interim Management Agreement or actions or omissions approved by the Buyer, Wireless or Designated Purchaser) with the same force and effect as though made at and as of such time.

            (b) Indus and Rao shall have performed and complied with in all material respects all agreements and covenants contained herein required to be performed by it at or before the Closing, except for agreements and covenants that are not performed or not complied with primarily because of Wireless' actions or omissions as manager pursuant to the Indus Interim Management Agreement.

            (c) Rao shall have delivered to the Buyer the documents required pursuant to Section 3(a), and Indus shall have delivered to the Buyer the documents required pursuant to Section 3(b).

            (d) Neither Hughes Network Systems nor its successors or assigns shall have initiated any actions set forth in Section 7.1(e) or taken any action that could reasonably be expected to have a material adverse affect upon the Parties' ability to accomplish the PCS License Assignment or the conditions therefor.

            (e) All Consents (other than Consents required by the HNS Agreements) shall have been obtained and delivered to the Buyer.

            (f) Indus and Rao shall have each performed all of their respective agreements and covenants under the Organizational Agreement.

            (g) The number of Dissenting Shares shall not exceed 20% of the Indus Shares.

            (h) There shall be no outstanding options, or rights in or to acquire, any of the capital stock of Indus (other than the warrants listed in Schedule 5.2(b) and any conversion rights pursuant to Section 5.18 of that certain Credit Agreement by and between Indus and Hughes Network Systems dated November 6, 1997), and the Buyer shall have received written evidence, in form satisfactory to the Buyer, of the satisfaction of the foregoing (other than warrants listed in Schedule 5.2(b) and any conversion rights pursuant to Section
5.18 of that certain Credit Agreement by and between Indus and Hughes Network Systems dated November 6, 1997).

      7.3 Conditions to the Obligations of Indus and Rao. The obligations of Indus and Rao to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions, unless waived by Indus and Rao at or prior to Closing:

            (a) The representations and warranties of the Buyer and the Acquisition Sub contained herein shall be true and correct in all material respects, in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date and except for representations and warranties that are qualified as to materiality which shall be true and correct as so qualified) with the same force and effect as though made at and as of such time.

            (b) The Buyer and Acquisition Sub or the Designated Purchaser shall have performed in all material respects all agreements contained herein required to be performed by either of them at or before the Closing, including all payment obligations under Sections 3.2(c), (e), and (f) and 4.1(d)(i).

            (c) The Buyer and Acquisition Sub or the Designated Purchaser shall have delivered (i) to Indus the documents required pursuant to Section 3(d), and
(ii) to Rao the documents required pursuant to Section 3(c).

            (d) The approval of the Stockholders and the Board of Directors of Indus of the Merger shall have been obtained in accordance with WBCL and Section 6 of the Indus Investment Agreement.

                                  ARTICLE VIII
                          SURVIVAL AND INDEMNIFICATION

      8.1 Survival. Except for the representations and warranties in Sections 5.1, 5.2, and 5.3, which shall continue indefinitely, and except for the representations and warranties in Sections 5.8, 5.17, and 5.21, which shall survive the Closing Date until thirty (30) days following the expiration of the longest applicable statute of limitations, the representations and warranties made in this Agreement shall survive the Closing without regard to any investigation made by any of the Parties until the second anniversary thereof and shall thereupon expire together with any right to indemnification in respect thereof (except to the extent a notice asserting a claim for breach of any such representation or warranty and describing such claim in reasonable detail shall have been given prior to the expiration of the applicable survival period to the Party which made such representation or warranty). The covenants and agreements contained herein to be performed or complied with prior to the Closing shall expire at the Closing. The covenants and agreements contained in this Agreement to be performed or complied with after the Closing shall survive the Closing. After the Closing, the sole and exclusive remedy of the Parties (except in the case of fraud or where this Agreement expressly provides for specific performance) for any breach or inaccuracy of any representation or warranty contained in this Agreement, or any other claim (whether or not alleging a breach of this Agreement) that arises out of the facts and circumstances constituting such breach or inaccuracy, shall be the indemnity provided in this Article VIII; provided, that an indemnified Party shall not be entitled to indemnification under this Article VIII for breach of a representation or warranty (other than Section 5.6, for which no indemnification threshold shall apply), unless the aggregate amount owed to such Party under this Article VIII exceeds $100,000, in which event, such Party shall be entitled to indemnification in full for all Losses in excess of $100,000 resulting from breaches of representations and warranties, subject to any limitations set forth below.

      8.2 Indemnification by Indus and Rao. Indus (prior to the Effective Date) and Rao thereafter shall each indemnify and hold harmless Acquisition Sub and the Buyer, and their respective Affiliates, directors, shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 8.2 Indemnified Party"), against all damages, claims, costs, losses, liabilities and expenses (including amounts paid in satisfaction of judgements, in compromise, as fines and penalties, and as counsel fees) (collectively, "Losses") incurred by any Section 8.2 Indemnified Party and Losses incurred in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 8.2 Indemnified Party may be involved or with which any Section 8.2 Indemnified Party may be threatened (whether arising out of or relating to matters asserted by third parties against a Section 8.2 Indemnified Party or incurred or sustained by such party in the absence of a third-party claim), that arise out of or result from
(a) any representation or warranty of Indus contained in this Agreement being untrue, (b) any default by Indus or any of its Affiliates in the performance of their respective obligations under this Agreement or (c) any Excess Expenses and pursuant to Section 4.7(d); provided that the aggregate liability of Rao to indemnify the Section 8.2 Indemnified Parties against Losses and Excess Expenses shall be limited to the Holdback Funds, and for any Losses under this Article VIII that are indemnifiable following any release of the Holdback Funds to Rao pursuant to the Holdback Agreement, Rao's liability shall be limited to the amount of such Holdback Funds released to Rao. Anything to the contrary herein notwithstanding, Rao shall not be obligated to indemnify the Buyer or Acquisition Sub or any other person for (i) any payment obligation imposed by the FCC as a condition of its approval of the transfer of the PCS License to Buyer, Acquisition Sub or the Designated Purchaser including any unjust enrichment penalty, or (ii) any amounts paid or payable by Buyer, Acquisition Sub or Designated Purchaser pursuant to Section 3.4.

      8.3 Indemnification by the Buyer. The Buyer shall indemnify and hold harmless Indus and its Affiliates, and the directors, shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 8.3 Indemnified Party"), against all Losses incurred by any Section 8.3 Indemnified Party and Losses incurred in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 8.3 Indemnified Party may be involved or with which any
Section 8.3 Indemnified Party may be threatened (whether arising out of or relating to matters asserted by third parties against a Section 8.3 Indemnified Party or incurred or sustained by such party in the absence of a third party claim) that arise out of or result from (a) any representation or warranty of the Buyer contained in this Agreement being untrue, or (b) any default by the Buyer or the Designated Purchaser or any of its Affiliates in the performance of their respective obligations under this Agreement.

      8.4 Procedures.

            (a) The terms of this Section 8.4 shall apply to any claim (a "Claim") for indemnification under the terms of Sections 8.2 or 8.3. The Section
8.2 Indemnified Party or Section 8.3 Indemnified Party (each, an "Indemnified Party"), as the case may be, shall give prompt notice of such Claim to the indemnifying party (the "Indemnifying Party") under the applicable Section, which Party may assume the defense thereof, provided, that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. The Indemnified Party shall have the right to approve any counsel selected by the Indemnifying Party and to approve the terms of any proposed settlement, such approvals not to be unreasonably delayed or withheld (unless, in the case of approval of a proposed settlement, such settlement provides only for the payment of monetary damages by the Indemnifying Party and includes a complete release of the Indemnified Party in respect of the claim in question). Notwithstanding any of the foregoing to the contrary, the provisions of this Article VIII shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable Law, but shall be construed so as to effectuate the provisions of this Article VIII to the fullest extent permitted by Law.

            (b) In the event that the Indemnifying Party undertakes the defense of any Claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such Claim, including promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

            (c) In the event that the Indemnifying Party fails to assume the defense of any Claim within ten (10) Business Days after receiving notice thereof, the Indemnified Party shall have the right, subject to the Indemnifying Party's right to assume the defense pursuant to the provisions of this Article VIII, to undertake the defense, compromise or settlement of such Claim for the account of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of any Claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys' fees and other costs and expenses incurred in connection with such Claim. Each Indemnified Party shall agree in writing prior to any such advancement that, in the event he or it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this
Article VIII.

            (d) In no event shall an Indemnifying Party be required to pay in connection with any Claim for more than one firm of counsel (and local counsel) for each of the following groups of Indemnified Parties: (i) Indus, its Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them; and (ii) the

Buyer, Acquisition Sub, and their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them.

                                   ARTICLE IX
                                   TERMINATION

      9.1 Termination. In addition to any other rights of termination set forth herein, this Agreement may be terminated, and the Transactions abandoned, without further obligation of any Party, except as set forth herein, at any time prior to the Closing Date:

            (a) by mutual written consent of the Parties;

            (b) by any Party by written notice to the other Parties, if the Closing shall not have occurred on or before the date that is one (1) year after the date hereof, provided, that the Party electing to exercise such right is not otherwise in breach of its obligations under this Agreement, and provided further that if the reason closing has not occurred within such period is that the FCC has not approved the PCS License Assignment, but such approval remains under consideration by the FCC the Parties will extend such date for an additional six (6) months;

            (c) by any Party by written notice to the other Party, if the consummation of the Transactions shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction;

            (d) by either Party by written notice to the other Party if the Board of Directors or Stockholders of Indus vote not to approve this Agreement; or

            (e) by the Buyer and Acquisition Sub, by giving written notice to Indus and Rao at any time prior to the Closing in the event Rao or Indus has breached any material representation, warranty or covenant contained in this Agreement or the Related Agreements in any material respect, the Buyer and Acquisition Sub have notified Indus and Rao of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or

            (f) by Rao and Indus, by giving written notice to Buyer and Acquisition Sub at any time prior to the Closing in the event Buyer or Acquisition Sub has breached any material representation, warranty or covenant contained in this Agreement or the Related Agreement in any material respect, Rao and Indus have notified the Buyer and Acquisition Sub of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of the breach.

      9.2 Effect of Termination.

            (a) In the event of a termination of this Agreement, no Party hereto shall have any liability or further obligation to any other Party to this Agreement, except (i) as set forth in paragraph (b) below, (ii) pursuant to the Bridge Note and any security for Indus' obligations thereunder, and (iii) that nothing herein will relieve any Party from liability for any breach by such Party of this Agreement.

            (b) In the event of a termination of this Agreement pursuant to
Section 9.1, all provisions of this Agreement shall terminate, except Section
4.2 and Articles VIII and X, except that nothing herein will relieve any Party from liability for any breach by such Party of this Agreement.

            (c) Except as provided in Section 10.15, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

      10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of each of the Parties.

      10.2 Waiver of Compliance; Consents. Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent shall be given in writing in a manner consistent with the requirement for a waiver of compliance as set forth in this Section 10.2.

      10.3 Notices. All notices, consents, approvals or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person against receipt, by facsimile transmission with confirmation of receipt, or by registered or certified mail (return receipt requested), postage prepaid, with an acknowledgment of receipt signed by the addressee or an authorized representative thereof, addressed as follows (or to such other address for a Party as shall be specified by like notice; provided, that notice of a change of address shall be effective only upon receipt thereof):

            If to the Buyer or Acquisition Sub, to it at:

            Milwaukee PCS LLC
            c/o AT&T Wireless Services, Inc.
            RTC 1
            7277 164th Avenue N.E.
            Redmond, WA 98052
            Attn: Michael C. Schwartz
            Facsimile: (425) 580-8405

            With a copy (which shall not constitute notice) to:

            Frank Woodruff
            Riddell Williams P.S.
            1001 Fourth Avenue Plaza, Suite 4500
            Seattle, WA 98154-1065
            Facsimile: (206) 389-1708

            If to Indus or to Rao, to it/him at:

            Indus, Inc.
            633 East Mason Street
            Milwaukee, WI 53202
            Attn: President

            With a copy (which shall not constitute notice) to:

            Michael S. Nolan
            Foley & Lardner
            777 East Wisconsin Avenue
            Milwaukee, WI 53202
            Facsimile: (414) 297-4900

      10.4 Designated Purchaser. Each of the Buyer and Acquisition Sub (and their permitted assigns) shall have the right to assign, in whole or in part, directly or indirectly, its rights and obligations under this Agreement, without the consent of Indus or Rao, to TeleCorp PCS, Inc. and/or its Affiliates, provided that Telecorp PCS, Inc. (and any such Affiliate) shall in all such cases assume the obligations of Buyer and Acquisition Sub hereunder. Any Person or Persons to whom an assignment is ultimately made pursuant to this Section
10.4 shall be a designated purchaser (the "Designated Purchaser").

      10.5 Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the Parties and their respective permitted successors, legal representatives and permitted assigns. Neither Indus nor Rao may assign its or his rights and obligations hereunder without the prior consent of the Buyer.

      10.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the conflicts of law principles thereof.

      10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

      10.8 Interpretation. The Article and Section headings contained in this Agreement are for convenience of reference only, are not part of the agreement of the Parties and shall not affect in any way the meaning or interpretation of this Agreement.

      10.9 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the certificates and instruments delivered pursuant to the terms of this Agreement, the Related Agreements, and the Bridge Note and that certain Guaranty and Pledge Agreement of even date therewith, embody the entire agreement and understanding of the Parties hereto in respect of the Transactions. This Agreement and such other agreements, documents and instruments supersedes all prior agreements and understandings between the Parties with respect to the Transactions, including that certain letter of intent dated December 9, 1999 among Wireless, Rao and Indus, as amended.

      10.10 Publicity. So long as this Agreement is in effect, the Parties agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the Transactions, and no Party shall issue any press release or make any such public statement prior to such consultation, except as may be required by Law. The Parties acknowledge and agree that Indus will make a public statement with respect to the Transactions following approval by its Board of Directors and prior to submitting this Agreement to the Stockholders for approval, subject, however, to the consultation required by this Section 10.10. No press release or other public statement by a Party shall disclose any of the financial terms of the Transactions without the prior consent of the other Party, except as may be required by Law. A breach of the provisions of this Section 10.10 by a Party shall not give rise to any right to terminate this Agreement.

      10.11 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached prior to the Closing. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Designated Courts.

      10.12 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

      10.13 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

      10.14 Beneficiaries of Agreement. The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other parties hereto and the Section 8.2 Indemnified Parties and Section 8.3 Indemnified Parties and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third party beneficiary or otherwise. Without limiting the foregoing, nothing contained in this Agreement shall confer upon any Employee any right with respect to continued employment by Acquisition Sub or Buyer following the Closing.

      10.15 Expenses. Each of the Parties will bear its costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the Transactions, provided, that promptly following the Closing, the Buyer or Acquisition Sub shall pay all of Indus' then reasonable unpaid costs and expenses incurred in connection with this Agreement and the Transactions; provided, however, that any such costs and expenses of Indus beyond those which are reasonable (the "Excess Expenses") shall be subject to a claim by the Buyer against the Holdback Funds under the Holdback Agreement without regard to the threshold for making any claims provided in Section 8.1.

      10.16 Continued Representation of Rao by Foley & Lardner. The Buyer and Acquisition Sub consent to Foley & Lardner's and/or Willkie, Farr & Gallagher's representation of any one or more of the Stockholders in any matter adverse to the Buyer, Acquisition Sub, or Designated Purchaser relating to this Agreement, the Related Agreements or the Transactions notwithstanding such representation by Foley & Lardner or Willkie, Farr & Gallagher prior to the Closing and the use by Foley & Lardner or Willkie, Farr & Gallagher in connection with such matter of any confidential or privileged information of Indus obtained by Foley & Lardner or Willkie, Farr & Gallagher prior to the Closing, provided that the foregoing shall not include representation by either of the foregoing law firms of Hughes Network Systems or its Affiliates or related parties in relation to this Agreement, the Related Agreements, the Transactions, or the HNS Agreements..

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                   MILWAUKEE PCS LLC


                                   By: /s/ Michael Schwartz
                                      ---------------------------------
                                   Name: Michael Schwartz
                                   Title:


                                   MILWAUKEE ACQUISITION
                                   SUBSIDIARY, INC.


                                   By: /s/ Michael Schwartz
                                      ---------------------------------
                                   Name: Michael Schwartz
                                   Title: VP


                                   ____________________________________
                                   Kailas J. Rao


                                   INDUS, INC.


                                   By: ________________________________
                                   Name:
                                   Title:


                                 Spousal Consent

      The undersigned, the spouse of Kailas J. Rao, has read the foregoing Agreement and Plan of Merger, consents to the undersigned's spouse's execution and delivery of the foregoing Agreement and Plan of Merger, and agrees to be bound thereby.


                                   Signature: _________________________
                                   Name[Print]:________________________

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                   MILWAUKEE PCS LLC


                                   By: ________________________________
                                   Name:
                                   Title:


                                   MILWAUKEE ACQUISITION
                                   SUBSIDIARY, INC.


                                   By: ________________________________
                                   Name:
                                   Title:


                                   /s/ Kailas J. Rao
                                   ------------------------------------
                                   Kailas J. Rao


                                   INDUS, INC.


                                   By: /s/ Kailas J. Rao
                                      ---------------------------------
                                   Name:  Kailas J. Rao
                                   Title: President


                                 Spousal Consent

      The undersigned, the spouse of Kailas J. Rao, has read the foregoing Agreement and Plan of Merger, consents to the undersigned's spouse's execution and delivery of the foregoing Agreement and Plan of Merger, and agrees to be bound thereby.


                                   Signature: /s/ Becky L. Rao
                                             --------------------------
                                   Name[Print]: Becky L. Rao
                                               ------------------------

Exhibit A                      PCS License

Exhibit B-1                    Articles of Merger - Wisconsin

Exhibit B-2                    Articles of Merger - Delaware

Exhibit C                      FCC Promissory Note and Security Agreement

Exhibit D                      Holdback Agreement

Exhibit E                      Stock Power

Exhibit F                      Financial Statements

Schedule 5.2(a)                Capitalization

Schedule 5.2(b)                Options, Warrants, etc.

Schedule 5.3                   Indus Consents

Schedule 5.4                   Litigation

Schedule 5.5                   FCC Compliance

Schedule 5.7                   No Offers

Schedule 5.8                   Liens on PCS License

Schedule 5.9(a)                Assets

Schedule 5.9(a)(i)             Permitted Liens

Schedule 5.9(b)                No Changes

Schedule 5.9(c)                Leases

Schedule 5.9(d)                Automobiles

Schedule 5.10(a)               Indus Agreements

Schedule 5.10(b)               Cancellation or Default of Indus Agreements

Schedules 5.11(a), (b),
(c), (d), (e) and (f)          Environmental Matters

Schedule 5.15(a)               Undisclosed Liabilities

Schedule 5.15(b)               Unfunded Liabilities

Schedule 5.17(a)               Tax Returns

Schedule 5.17(j)               FIRPTA

Schedule 5.18(a)               Termination of Employees

Schedule 5.18(i)               Delayed or Postponed Accounts Payable

Schedule 5.19(a)               Intellectual Property

Schedule 5.20                  Licenses

Schedule 5.21(a)               Employment Contracts

Schedule 5.21(b)               Employees

Schedule 5.21(c)               Employment Disputes

Schedule 5.21(d)               Obligations under Employment Laws

Schedule 5.22                  Employee Plans and Benefit Arrangements

Schedule 5.23                  Insurance

Schedule 5.25                  Bank Relationships

Schedule 5.27                  Transactions with Affiliates

Schedule 6.2                   Buyer/Acquisition Sub Consents

                               TABLE OF CONTENTS

                                                                            Page

ARTICLE I DEFINITIONS .........................................................1
ARTICLE II MERGER .............................................................8
      2.1   Merger ............................................................8
      2.2   Effect of Merger ..................................................9
      2.3   Procedure for Payment .............................................9
      2.4   Books and Records ................................................10
      2.5   Closing of Transfer Records ......................................10
      2.6   Allocation of the Merger Consideration ...........................10
ARTICLE III CLOSING ..........................................................10
      3.1   Time and Place of Closing ........................................10
      3.2   Closing Actions and Deliveries ...................................11
      3.3   Rao Liabilities ..................................................13
      3.4   HNS Agreements ...................................................13
ARTICLE IV COVENANTS .........................................................13
      4.1   Consummation of Transactions .....................................13
      4.2   Confidentiality ..................................................14
      4.3   Covenants of Indus ...............................................15
      4.4   Lien Searches ....................................................17
      4.5   Non-Solicitation .................................................17
      4.6   Estoppel Agreements ..............................................18
      4.7   Tax Provisions ...................................................18
      4.8   Rao Proxy ........................................................19
      4.9   Approval .........................................................19
      4.10  MEDC Stock Power .................................................19
ARTICLE V REPRESENTATIONS AND WARRANTIES OF INDUS ............................19
      5.1   Organization, Power and Authority ................................19
      5.2   Capitalization ...................................................20
      5.3   Consents; No Conflicts ...........................................21
      5.4   Litigation .......................................................21
      5.5   FCC Compliance ...................................................21

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page

      5.6   Brokers ..........................................................21
      5.7   No Offer .........................................................22
      5.8   License ..........................................................22
      5.9   Title to Assets; Encumbrances; Future Operations .................22
      5.10  Indus Agreements .................................................23
      5.11  Environmental and Safety Laws ....................................25
      5.12  Compliance With Laws .............................................26
      5.13  Subsidiaries and Interests in Other Entities .....................26
      5.14  Financial Statements .............................................26
      5.15  Undisclosed Liabilities ..........................................27
      5.16  Powers of Attorney ...............................................27
      5.17  Taxes ............................................................27
      5.18  Conduct of Business; Absence of Adverse Changes ..................29
      5.19  Intellectual Property; Trade Secrets; Software ...................30
      5.20  Licenses .........................................................31
      5.21  Employees and Compensation .......................................31
      5.22  Employee Benefits ................................................32
      5.23  Insurance ........................................................33
      5.24  Books and Records ................................................33
      5.25  Banking Relationships; Investments ...............................33
      5.26  Disclosure .......................................................34
      5.27  Transactions with Affiliates .....................................34
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB .......35
      6.1   Organization, Power and Authority ................................35
      6.2   Consents; No Conflicts ...........................................35
      6.3   Litigation .......................................................36
ARTICLE VII CLOSING CONDITIONS ...............................................36
      7.1   Conditions to Obligations of All Parties .........................36
      7.2   Conditions to Obligations of the Buyer and Acquisition Sub .......37

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page

      7.3   Conditions to the Obligations of Indus and Rao ...................38
ARTICLE VIII SURVIVAL AND INDEMNIFICATION ....................................38
      8.1   Survival .........................................................38
      8.2   Indemnification by Indus and Rao .................................39
      8.3   Indemnification by the Buyer .....................................39
      8.4   Procedures .......................................................40
ARTICLE IX TERMINATION .......................................................41
      9.1   Termination ......................................................41
      9.2   Effect of Termination ............................................41
ARTICLE X MISCELLANEOUS PROVISIONS ...........................................42
      10.1  Amendment and Modification .......................................42
      10.2  Waiver of Compliance; Consents ...................................42
      10.3  Notices ..........................................................42
      10.4  Designated Purchaser .............................................43
      10.5  Parties in Interest; Assignment ..................................43
      10.6  Applicable Law ...................................................43
      10.7  Counterparts .....................................................43
      10.8  Interpretation ...................................................43
      10.9  Entire Agreement .................................................44
      10.10 Publicity ........................................................44
      10.11 Specific Performance .............................................44
      10.12 Remedies Cumulative ..............................................44
      10.13 Severability .....................................................44
      10.14 Beneficiaries of Agreement .......................................44
      10.15 Expenses .........................................................45
      10.16 Continued Representation of Rao by Foley & Lardner ...............45

      An extra section break has been inserted above this paragraph. Do not delete this section break if you plan to add text after the Table of Contents/Authorities. Deleting this break will cause Table of Contents/Authorities headers and footers to appear on any pages following the Table of Contents/Authorities.

                            ORGANIZATIONAL AGREEMENT

      THIS ORGANIZATIONAL AGREEMENT is entered into and effective as of February 25, 2000, by and among KAILAS J. RAO ("Rao"), an individual, INDUS, INC., a Wisconsin corporation ("Indus"), AT&T WIRELESS SERVICES, INC., a Delaware corporation ("Wireless"), MILWAUKEE PCS LLC, a Delaware limited liability company (the "Company"), and AT&T MILWAUKEE JV, INC., a Delaware corporation ("Wireless Sub," and together with Rao, Indus, Wireless and the Company, the "Parties," and each a "Party").

                                    RECITALS

      A. The Company and Milwaukee Acquisition Subsidiary, Inc., a Delaware corporation ("Acquisition Sub"), Indus and Rao have entered into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement") (capitalized terms used but not defined herein will have the meanings given those terms in the Merger Agreement).

      B. The Parties desire to enter into this Agreement to set forth certain additional agreements among them in connection with the Transactions.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

                                   ARTICLE 1
                         REORGANIZATION OF THE COMPANY

      1.1 Membership Interests. Currently, the sole member of the Company is Wireless Sub, which is a wholly-owned subsidiary of Wireless. Wireless Sub acquired its membership interest in the Company in exchange for a capital contribution of $100. Immediately prior to or simultaneous with the Closing, the Company will redeem this membership interest of Wireless Sub for $100, and the Company shall be reorganized and capitalized, and new membership and debt interests in the Company (the "Interests") shall be issued, as follows:

            (a) Rao will contribute $2,000,000 to the capital of the Company in exchange for (i) an Interest entitling him to 12.5% of the equity of the Company and 6.25% of the voting rights in the Company, and (ii) a preferred voting Interest entitling him to .033% of the equity of the Company and 18.7667% of the voting rights in the Company.

            (b) Wireless shall cause one or more Persons selected by Wireless (such Person or Persons shall be referred to collectively as the "Designated Member") to contribute $4,000,000 to the capital of the Company in exchange for
(i) one or more Interests entitling the Designated Member to 25% of the equity of the Company and 12.5% of the voting rights in the Company, and (ii) one or more preferred voting Interests entitling the Designated Member to .067% of the equity of the Company and 37.5333% of the voting rights in the Company. Wireless shall select the Designated

Member so that, following the reorganization under this Section 1.1, the interests of the Designated Member shall not cause the Company to fail to constitute a "Designated Entity," within the meaning of 47 CFR ss.24.709 of the FCC Law, fully qualified under the FCC Law to control the PCS License.

            (c) Rao will contribute an additional $2,000,000 to the capital of the Company in exchange for a nonvoting Interest entitling him to 12.5% of the equity of the Company. One-third (1/3) of this Interest will vest on each of the first three (3) anniversaries of the Closing Date. If Rao's employment under the Employment Agreement (as defined below) terminates for any reason other than termination of his employment by the Company without cause or by Rao for good reason, this Interest will cease vesting and any unvested portion thereof will automatically be added to the Interests of the Designated Member under Section 1.1(b)(i) (or added proportionately to the respective Interests under Section 1.1(b)(i) of the Persons comprising the Designated Member, if two or more Persons comprise the Designated Member).

            (d) Wireless Sub will contribute $8,000,000 to the capital of the Company in exchange for an Interest entitling it to 49.9% of the equity of the Company and 24.95% of the voting rights in the Company.

            (e) Wireless Sub will acquire from the Company a nonvoting Interest (or, at its election, a promissory note) in exchange for its commitment to advance $275,000,000 to the Company in amounts called by the Company from time to time (the "Financing Interest"). The Financing Interest will have the right to distributions (or payments of principal and interest) from the Company, prior to any distributions to the members holding other Interests, equal to the sum of
(i) the aggregate amounts actually called by the Company, and (ii) an amount determined in accordance with the following formula (where "n" represents the number of whole and fractional years elapsed from the Closing Date to the date of full payment of all distributions (or payments of principal and interest) to which the Financing Interest is entitled):

                           $275,000,000 x (1.22/n/-1)

Upon termination of the Management Agreement (as defined below), the Company shall immediately pay to Wireless Sub all distributions (or payments of principal and interest) to which it is entitled on account of the Financing Interest. Any tax deductions allowable to the Company with respect to the Financing Interest will be specially allocated to Wireless Sub.

            (f) References in this Agreement to a percentage Interest in the "equity" of the Company shall mean the right to share in that percentage of the profits, losses and distributions from the Company, after payment of any amount distributable with respect to the Financing Interest.

      1.2 LLC Agreement. Effective as of the Closing Date, Wireless Sub and Rao shall, and Wireless shall cause the Designated Member to, enter into a limited liability company agreement with respect to the Company (such agreement, as it may be amended from time to time, will be referred to as the "LLC Agreement") providing for the issuance of Interests as described in Section 1.1. The LLC Agreement shall also contain the following terms and conditions:

            (a) Modification of Interests. At such time as the Company shall have received an opinion of regulatory counsel of nationally recognized standing to the effect that FCC Law permits the voting Interests to have percentage voting rights equal to one and one-sevenths (1-1/7) times their percentage equity rights in the Company, the Company will seek FCC consent to make this change, to the extent that FCC consent is required under FCC Law. Upon receipt of such consent or a determination by such regulatory counsel that such consent is not required under FCC Law, Rao, Wireless and the Designated Member shall amend the LLC Agreement as necessary to effectuate this change.

            (b) Additional Interests. Wireless Sub shall have a right of first offer and right of first refusal with respect to the issuances of any additional Interests by the Company, other than any Interests issued pursuant to Section 1.2(a).

            (c) Voting. Except as provided in Section 2.2, Rao and the Designated Member (the "Control Group") shall agree to vote their voting Interests in accordance with the votes of the members of the Control Group holding a majority of all of the voting Interests held by the Control Group.

            (d) Management.

                  (i) The Company shall be managed by a management committee consisting of the following: Rao (chairman), two (2) managers appointed by the Designated Member, and two (2) managers appointed by Wireless Sub.

                  (ii) The managers appointed by the Designated Member shall each receive an annual retainer of $100,000 payable in arrears in quarterly installments. Rao shall serve on the management committee without compensation other than the amounts payable to him under the Employment Agreement.

                  (iii) The Company and Rao shall enter into a three-year employment agreement effective as of the Closing Date (the "Employment Agreement"). Rao will receive a $200,000 annual salary, together with a bonus opportunity of up to $200,000 each year during the term of the Employment Agreement. Bonus criteria and performance against those criteria will be determined by the other four managers. Rao will report to, and be subject to, the direction of the management committee. Rao's activities on behalf of the Company will be directed by the other managers in consultation with the senior operational personnel of the Company. On a daily operations basis, Rao's activities (e.g. participating in sales calls, contacts with the press, etc.) will also be subject to the direction of the individual serving as the general manager under the Management Agreement, who will act under delegated authority from the other four (4) managers.

                  (iv) The LLC Agreement will include a five-year budget (the "Budget") mutually agreeable to the Control Group and Wireless Sub. The LLC Agreement will specify certain significant matters, including the following, which will require approval of the holders of 80% of the voting Interests: any transaction between the Company and any member of the Control Group; any sale or acquisition of material assets; merger, consolidation or business combination; any issuance of an additional Interest or repurchase of an existing Interest that, in the judgment of any member voting against the issuance or repurchase, is not being issued or repurchased at fair market value; any dividends or distributions with respect to Interests; any capital call against the Financing Interest (Wireless Sub's consent not to be unreasonably withheld); any incurrence of debt or capital spending exceeding the amounts set forth in the Budget by $100,000 in any quarter or $500,000 in any calendar year; and any settlement of the dispute with Hughes Network Systems. The LLC Agreement will entitle Wireless Sub to take action on behalf of the Company, without the approval of any of the managers or the other members, to the extent provided in
Section 1.2(f)(iii) and Section 1.2(f)(v).

            (e) Distributions. Except as provided in Section 1.1(e), the Company shall not make any distributions to any of its members or redeem any Interests prior to the tenth (10th) anniversary of the Closing Date, other than distributions to pay taxes on income of the members that is attributable to their Interests.

            (f) Transfers and Liquidity. The Interests of the members of the Control Group will be subject to the following provisions:

                  (i) Until the fifth (5th) anniversary of the Closing Date, a member of the Control Group shall not sell, transfer, encumber or otherwise dispose of all or any portion of the member's Interests to any Person other than Wireless Sub or one or more of its Affiliates or designees. In the event of the death of a member of the Control Group (A) the portion of the member's Interests that represents the right to share in the equity of the Company may be transferred pursuant to a will or applicable laws of descent and distribution, but the transferee or transferees thereof shall continue to be bound by all of the terms and conditions of the LLC Agreement, and (B) the portion of the member's Interests that represents voting rights in the Company shall -

                        (I) if the deceased member is Rao, automatically be added to the Interests of the Designated Member under Section 1.1(b)(i) (or added proportionately to the respective Interests under Section 1.1(b)(i) of the Persons comprising the Designated Member, if two or more Persons comprise the Designated Member);

                        (II) if two or more Persons comprise the Designated Member and the deceased member is one of such Persons, automatically be added to the Interests under Section 1.1(b)(i) of the other Person comprising the Designated Member (or added proportionately to the respective Interests under Section 1.1(b)(i) of the other Persons comprising the Designated Member, if two or more other Persons comprise the Designated Member); or

                        (III) if one Person comprises the Designated Member, pass to the transferee or transferees under clause (A) above of the portion of the member's Interests that represents the right to share in the equity of the Company, and the transferee or transferees thereof shall continue to be bound by all of the terms and conditions of the LLC Agreement.

                  (ii) On and after the fifth (5th) anniversary of the Closing Date, a member of the Control Group may sell, transfer, encumber or otherwise dispose of all or any portion of the member's Interests, provided that the member first notifies Wireless Sub in writing of the proposed transfer and offers to sell the Interests to Wireless Sub at their Fair Market Value (as defined below).

                  (iii) Each member of the Control Group shall have the right, exercisable by written notice to Wireless Sub and the Company, to put all (but not less than all) of the Interests the member holds to the Company at their Fair Market Value; provided that (A) the exercise of the put is permitted under the FCC Law, and (B) no unjust enrichment penalty will be imposed on the exercise. If an unjust enrichment penalty will be imposed on the exercise, the put can still be exercised if the member or the Company agrees to bear the cost of the penalty. If neither the member nor the Company agrees to bear the cost of the penalty, the exercise of the put will be of no force or effect, but the member shall retain the right to exercise the put on the same terms and conditions until the put's expiration. The put will terminate at the later of
(I) six (6) months after the first day on which the member could have exercised the put (without being required to bear the cost of an unjust enrichment penalty because either no unjust enrichment penalty applies, or Wireless Sub has notified the member on behalf of the Company that the Company agrees to bear the cost of any unjust enrichment penalty), and (II) thirty-nine (39) months after the Closing Date. The members of the Control Group shall agree that, if members of the Control Group holding a majority of all of the voting Interests held by the Control Group exercise their put, all other members of the Control Group shall immediately exercise their put, and this agreement shall be secured by a pledge to the Company of the Interests of the members of the Control Group. Wireless Sub shall have the right to determine on behalf of the Company whether the Company is agreeable to bearing the cost of the unjust enrichment penalty referred to in this subparagraph (iii). Wireless shall guaranty the performance of the Company's obligations under the put arrangement.

                  (iv) The "Fair Market Value" of a member's Interests shall be either (A) the amount originally paid for the Interests plus such additional amount as will result in a 20% per annum internal rate of return on that investment, or (B) the cash price at which a willing seller would sell and a willing buyer would buy the Interests in a transaction negotiated at arm's length between unaffiliated parties acting without time constraints or compulsion and each being apprised of and considering all relevant facts, circumstances and factors (e.g. the Interests are illiquid, minority interests), but assuming that (I) neither Wireless nor any Person in which it or any of its Affiliates has a 10% or greater equity stake is a potential acquiror, (II) the royalty rate under the Brand Agreement (as defined below) increases to 16% (which the Parties agree and the Designated Member will agree is a market rate), and (III) Wireless and its Affiliates have programmed their customers' phones to roam on a network other than the Company's. A member of the Control Group who may or will be transferring Interests to Wireless Sub pursuant to the right of first refusal under subparagraph (ii) above or to the Company upon exercise of the put under subparagraph (iii) above shall irrevocably elect in the notice under such clause (the "Notice") whether to have the Fair Market Value of the Interests valued under clause (A) or clause (B) above, and such election shall be binding on Wireless Sub or the Company, as the case may be. For purposes of determining the Fair Market Value of the Interests of Rao and the Designated Member, each of such Interests shall be treated separate from the others as a non-controlling minority interest. The Interests of each member shall be valued separately, even if more than one member of the Control Group will be transferring their Interests at or about the same time.

                  (v) If the Fair Market Value of Interests are to be valued under clause (B) of subparagraph (iv) above, the following procedure shall apply: Each of Wireless Sub and the member holding the Interests to be so valued will select a nationally recognized investment banking firm experienced in the field of wireless telecommunications (each, an "IBank"). Wireless Sub shall select the IBank on its own behalf, if the Fair Market Value is being determined in connection with the exercise of the right of first refusal under subparagraph
(ii) above, or on behalf of the Company, if the Fair Market Value is being determined in connection with the exercise of the put under subparagraph (iii) above, and such IBank will in either event be referred to as the "Buyer IBank." If two or more members hold Interests to be so valued, those members shall jointly select a single IBank (the IBank selected by the member or members will be referred to as the "Seller IBank"). The selected IBanks will act for the Person or Persons on whose behalves they are selected to determine the Fair Market Value of the Interests to be valued in the manner described in said clause (B). Each IBank will, within thirty (30) Business Days after the Notice is received by Wireless Sub (and by the Company, if the Fair Market Value is being determined in connection with the exercise of the put under subparagraph
(iii) above), deliver to the other IBank and to the Person or Persons on whose behalves it was selected a written valuation report that sets forth the delivering IBank's valuation and explains it in reasonable detail. If the value determined by the Buyer IBank is higher than the value determined by the Seller IBank, or if the value determined by the Seller IBank is not more than 20% greater than the value determined by the Buyer IBank, then the Fair Market Value of the Interests being valued will be the average of such values. If the Fair Market Value of the Interests as determined by the Seller IBank is more than 20% higher than the value determined by the Buyer IBank, then the parties shall attempt for a period of twenty-five (25) Business Days to agree on a value. If no agreement is reached in such period, either Wireless Sub or the member or members holding the Interests to be valued may refer the dispute to a third IBank to be agreed upon by Wireless Sub and such member or members (Wireless Sub in so doing be acting on its own behalf, if the Fair Market Value is being determined in connection with the exercise of the right of first refusal under subparagraph (ii) above, or on behalf of the Company, if the Fair Market Value is being determined in connection with the exercise of the put under subparagraph (iii) above). This third IBank will determine the Fair Market Value of the Interests to be valued in the manner described in said clause (B), taking into account to the extent appropriate the valuations developed by the other IBanks. The Fair Market Value of the Interests to be valued shall be the value determined by the third IBank; provided that, if the third IBank's valuation exceeds the value determined by the Seller IBank, the third IBank's value shall be deemed to be the value determined by the Seller IBank, and if the third IBank's valuation is less than the value determined by the Buyer IBank, the third IBank's value shall be deemed to be the value determined by the Buyer IBank. The fees and costs of the third IBank shall be shared equally by the member or members whose Interests are being valued, on the one hand, and by Wireless Sub (if the Fair Market Value is being determined in connection with the exercise of the right of first refusal under subparagraph
(ii) above) or the Company (if the Fair Market Value is being determined in connection with the exercise of the put under subparagraph (iii) above), on the other hand.

                                   ARTICLE 2
                             ADDITIONAL AGREEMENTS

      2.1 Indus Interim Management Agreement. Indus and Wireless shall promptly negotiate reasonable terms and conditions of an interim management agreement (the "Indus Interim Management Agreement") under which, subject to the ultimate supervision, authority and control of Indus, Wireless will manage the business of Indus pending the Closing. If the Company and/or Acquisition Sub assign its or their rights and delegate its or their obligations under the Merger Agreement to a Designated Purchaser, Wireless shall be entitled to assign its rights and delegate its obligations under the Indus Interim Management Agreement to such Designated Purchaser or any Affiliate thereof.

      2.2 Management Agreement. Effective as of the Closing Date, the Company and Wireless will negotiate and enter into a five-year management agreement (the "Management Agreement"), under which, subject to the ultimate supervision, authority and control of the Company, Wireless will manage the business of the Company following the Closing in exchange for reimbursement of its costs plus 6% of the gross revenues of the Company. The Management Agreement will be terminable if Wireless does not hit agreed upon standards, or by the Company on one years notice. On an annual basis, the management committee will review the Management Agreement and make a determination whether or not to terminate it. The managers designated by Wireless Sub shall not participate in any decision to terminate the Management Agreement. Anything else to the contrary herein notwithstanding (including without limitation the voting agreement under Section 1.2(c)), for termination to be effective, each member of the Control Group must vote in favor of termination.

      2.3 Roaming Agreement. Effective as of the Closing Date, the Company and Wireless will enter into a twenty-year roaming agreement (the "Roaming Agreement") under which the Company will commit to interoperability, including upgrading and changing technology as required to remain interoperable, with the PCS service of Wireless. The initial rates under the Roaming Agreement will be the same as the rates under the prior roaming agreement between Indus and Wireless. If the Management Agreement is terminated, Wireless' obligation to program its phones to roam on the

Company's markets will be terminable at the option of Wireless.

      2.4 Brand Agreement. Effective as of the Closing Date, the Company and Wireless will enter into a five-year branding agreement (the "Brand Agreement") under which Wireless will grant to the Company a license, and the Company will commit, to use the "AT&T" brand in connection with the provision of its PCS service. In consideration of this license, the Company shall pay Wireless an annual royalty equal to 13% of its gross revenues. If the Management Agreement is terminated, Wireless will have the option to terminate the Brand Agreement.

      2.5 Fees and Expense. Promptly following the Closing Date, the Company shall pay the reasonable legal and accounting fees incurred by the Parties in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 3
                                   COVENANTS

      3.1 Consummation of Transactions. Each Party will use the Party's best efforts to enter into the Indus Interim Management Agreement as expeditiously as practicable and to enter into the LLC Agreement, the Employment Agreement, the Management Agreement, the Roaming Agreement and the Brand Agreement effective as of the Closing Date (all of such agreements will be referred to as the "Ancillary Agreements"). The Parties agree that they are legally obligated in good faith to negotiate the definitive terms and conditions of the Ancillary Agreements, which shall consist of the terms and conditions set forth in this Agreement together with such other terms and conditions and conditions as are mutually acceptable to the Parties to the respective Ancillary Agreements.

      3.2 Financing of Interim Operations. Wireless agrees to lend Indus such amounts as may be reasonably necessary to provide for Indus' operating expenses incurred in the ordinary course of Indus' business until the earlier of the Closing Date or the termination of this Agreement, provided that Wireless will determine, in its reasonable discretion, the validity, amount and timing of any loan advances by Wireless to Indus, following receipt by Wireless of all information reasonably requested in relation thereto. Such loan shall be evidenced by a promissory note of like tenor with the Bridge Note (the "Second Bridge Note"), shall be secured by a perfected security interest in all of the assets of Indus, and shall be further secured by a guaranty from Rao secured on a non-recourse basis by a pledge of all of his Class A Common Stock and all of the Rao Liabilities (the guaranty and pledge (the "Second Bridge Note Security Documents") shall be on the same terms and conditions as the Guaranty and Pledge Agreement of even date with the Bridge Note, except that Rao shall have no personal liability thereunder). Wireless' obligation under this Section 3.2 is subject to the condition that neither Indus nor Rao shall be in default at any time under this Agreement, the Merger Agreement, the Bridge Note or the Guaranty and Pledge Agreement of even date therewith. No further advances will be made under the Bridge Note.

      3.3 Further Assurances; Acceleration of Reorganization. Each Party shall use the Party's best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable law to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. If FCC counsel to Wireless and Indus reasonably determine that the reorganization of the Company under Article 1 should be accelerated in order to facilitate the application to the FCC for approval of the PCS License Transfer, then the Parties agree to accelerate such reorganization in order that the Company will constitute a Designated Entity at the time of such application; provided, that payment for the Interests shall be deferred until immediately prior to or simultaneous with the Closing.

                                   ARTICLE 4
                                  TERMINATION

      4.1 Termination. This Agreement may be terminated by any Party by notice to the other Parties without further obligation of any Party, except as set forth herein, at any time prior to the Closing Date, upon any termination of the Merger Agreement.

      4.2 Effect of Termination. In the event of a termination of this
Agreement:

            (a) No Party shall have any liability or further obligation to any other Party, except (i) as set forth in paragraph (b) below, (ii) pursuant to the Bridge Note and any security for Indus' obligations thereunder, and (iii) that nothing herein will relieve any Party from liability for any breach by such Party of this Agreement.

            (b) All provisions of this Agreement shall terminate, except that nothing herein will relieve any Party from liability for any breach by such Party of this Agreement.

            (c) If the Closing does not occur, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

                                   ARTICLE 5
                                 MISCELLANEOUS

      5.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of each of the Parties.

      5.2 Waiver of Compliance; Consents. Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent shall be given in writing in a manner consistent with the requirement for a waiver of compliance as set forth in this Section 5.2.

      5.3 Notices. All notices, consents, approvals or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person against receipt, by facsimile transmission with confirmation of receipt, or by registered or certified mail (return receipt requested), postage prepaid, with an acknowledgment of receipt signed by the addressee or an authorized representative thereof, addressed as follows (or to such other address for a Party as shall be specified by like notice; provided, that notice of a change of address shall be effective only upon receipt thereof):

            If to Rao or to Indus, to such Party at:

            Indus, Inc.
            633 East Mason Street
            Milwaukee, WI 53202
            Attn: President

            With a copy (which shall not constitute notice) to:

            Michael S. Nolan
            Foley & Lardner
            777 East Wisconsin Avenue
            Milwaukee, WI 53202
            Facsimile: (414) 297-4900

            If to Wireless, the Company or Wireless Sub, to it at:

            AT&T Wireless Services, Inc.
            RTC 1
            7277 164th Avenue N.E.
            Redmond, WA 98052
            Attn: Michael C. Schwartz
            Facsimile: (425) 580-8405

            With a copy (which shall not constitute notice) to:

            Frank Woodruff
            Riddell Williams P.S.
            1001 Fourth Avenue Plaza, Suite 4500
            Seattle, WA 98154-1065
            Facsimile: (206) 389-1708

      5.4 Parties in Interest; Assignment.

            (a) This Agreement is binding upon and is solely for the benefit of the Parties and their respective permitted successors, legal representatives and permitted assigns. Neither Indus nor Rao may assign its or his rights and obligations hereunder without the prior consent of the other Parties. Any one or more of Wireless, Wireless Sub and the Company may assign all or any portion of its rights and obligations hereunder without the prior consent of the other Parties.

            (b) If the Company and/or Acquisition Sub directly or indirectly assign its or their rights and delegate its or their obligations under the Merger Agreement to a Designated Purchaser, or if Wireless Sub transfers control of the Company to any other Person that constitutes a "Designated Entity" within the meaning of 47 CFR ss.24.709 of the FCC Law and is fully qualified under the FCC Law to control the PCS License, then Wireless, Wireless Sub and the Company may elect, by notice to Rao and Indus, to terminate the provisions of Article 1 of this Agreement. If Wireless, Wireless Sub and the Company so elect, then Wireless shall pay or cause to be paid to Rao, promptly following the Closing (but if and only if the Closing occurs), the sum of $3,000,000 (which is intended to compensate Rao for the loss of the opportunity to invest in the Company).

            (c) If any one or more of Wireless, Wireless Sub and the Company shall assign all or any portion of its rights and obligations hereunder, if the Company and/or Acquisition Sub directly or indirectly assign its or their rights and delegate its or their obligations under the Merger Agreement to a Designated Purchaser, or if Wireless Sub transfers control of the Company to any other Person, Wireless agrees to take such steps as may be necessary so that there will be a Person with adequate financial resources to assure performance by the ultimate assignee(s) or transferee(s) of their obligations under this Agreement and the Merger Agreement.

      5.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

      5.6 Dispute. If a dispute arises out of or relating to this Agreement or the transactions contemplated hereby or the construction, interpretation, performance, breach, termination, enforceability or validity hereof, the primarily prevailing Party or Parties in such dispute shall be entitled to an award of all costs and expenses (including reasonable attorney's fees) incurred in the resolution of such dispute.

      5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

      5.8 Interpretation. The article and section headings contained in this Agreement are for convenience of reference only, are not part of the agreement of the

Parties and shall not affect in any way the meaning or interpretation of this Agreement.

      5.9 Entire Agreement. This Agreement and the other Related Agreement, together with the Merger Agreement (including the schedules and exhibits thereto), the Bridge Note, that certain Guaranty and Pledge Agreement of even date therewith, the Second Bridge Note and the Second Bridge Note Security Documents embody or will embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated hereby and thereby. This Agreement and such other agreements, documents and instruments supersede all prior agreements and understandings between the Parties with respect to such Transactions, including that certain letter of intent dated December 9, 1999 among Wireless, Rao and Indus, as amended.

      5.10 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

      5.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        KAILAS J. RAO

                                        INDUS, INC.

                                        By:
                                        Name:
                                        Title:


                                        AT&T WIRELESS SERVICES, INC.

                                        By:
                                        Name:
                                        Title:


                                        MILWAUKEE PCS LLC

                                        By:
                                        Name:
                                        Title:


                                        AT&T MILWAUKEE JV, INC.

                                        By:
                                        Name:
                                        Title: